Exhibit 1
Technical Report on the Phoenix
Deposit (Zones A & B) — Wheeler River
Project, Eastern Athabasca Basin,
Northern Saskatchewan, Canada
NI 43-101 Report
Report Prepared for
Denison Mines Corp.
on behalf of the
Wheeler River Joint Venture
Report Prepared by
Effective Date November 17, 2010

Technical Report on the Phoenix
Deposit (Zones A & B) — Wheeler River
Project, Eastern Athabasca Basin,
Northern Saskatchewan, Canada
NI 43-101 Report
Denison Mines Corp.
Suite 200 — 230 22nd Street East
Saskatoon, Saskatchewan
S7K 0E6
SRK Consulting (Canada) Inc.
Suite 205, 2100 Airport Drive
Saskatoon, Saskatchewan S7L 6M6
Tel: 306 955 4778 Fax: 306 955 4750
E-mail: Saskatoon@srk.com Web site: www.srk.com
SRK Project Number 6CD002.000
November 17, 2010
By:
Gilles Arseneau, Ph.D., P.Geo.
Cliff Revering, P.Eng.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page i
Table of Contents

1 Summary	1
1.1 Introduction and Property Description	1
1.2 History	1
1.3 Geology and Mineralization	2
1.4 Drilling, Sampling, Analysis and Testing	3
1.5 Mineral Resource Estimate	4
1.6 Interpretation and Conclusions	5
1.7 Recommendations	5

2 Introduction and Terms of Reference	7
2.1 Sources of Information	7

3 Reliance on Other Experts	10

4 Property Description and Location	11
4.1 Land Tenure	11

5 Accessibility, Climate, Local Resources, Infrastructure and Physiography	15
5.1 Accessibility	15
5.2 Climate	15
5.3 Local Resources	15
5.4 Infrastructure	15
5.5 Physiography	16

6 History	18
6.1 Ownership	18
6.2 Exploration and Development History	18

7 Geological Setting	20
7.1 Regional Geology	20
7.1.1 The Crystalline Basement	20
7.1.2 The Athabasca Group	21
7.2 Local Geology	23
7.2.1 Quaternary deposits	23
7.2.2 Athabasca Group	23
7.2.3 Basement Geology	25
7.3 Structure	28

8 Deposit Types	30

9 Mineralization and Alteration	33
9.1 Type of Mineralization	33
9.2 Areas of Mineralization	33
9.3 Alteration	33

10 Exploration	37
10.1 2007 Resistivity Survey	37
10.2 2008 Exploration Drilling	42
10.3 2009 Exploration Drilling	43
10.4 2010 Exploration Drilling	43

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11 Drilling	44
11.1 Drilling Methodologies	44
11.2 Drill Hole Collar Field Locations and Survey	45
11.3 Downhole Directional Surveys	45
11.4 Radiometric Probing	45
11.4.1 Natural Gamma	45
11.4.2 CPS to Equivalent U3O8 Grade Conversion	46

12 Sampling Method and Approach	47
12.1 Drill Core Handling and Logging Procedures	47
12.2 Drill Core Sampling	47
12.3 Core and Use of Probe Data	48

13 Sample Preparation, Analyses and Security	52
13.1 Sample Preparation and Analytical Procedures	52
13.1.1 Sample Receiving	52
13.1.2 Sample Sorting	52
13.1.3 Sample Preparation	53
13.1.4 Sample Analysis (SRC 2009)	54
13.2 QA/QC Information	56
13.3 Security and Confidentiality	57
13.4 Dry Bulk Density Samples	57
13.4.1 Correlation Between Dry Bulk Density and U3O8 Grade	58
13.4.2 Application of Dry Bulk Density Results	59
13.4.3 Other Density Measurements:Pulp-Ratio and Field Specific Gravity	59

14 Data Verification	61
14.1 Denison QA/QC Program	61
14.2 Drill Hole Database Check	63
14.3 Processes for Determining Uranium Content by Gamma Logging	63
14.4 External Laboratory Check Analysis	65
14.5 Sample Blanks and Standards Inserted by Denison	66
14.5.1 Assay Standards	66
14.5.2 Insertion of Cameco Assay QC materials	70
14.5.3 Assay Duplicates	70
14.5.4 Assay Blanks	70
14.5.5 SRK Assay Database Checks	71

15 Adjacent Properties	72

16 Mineral Processing and Metallurgical Testing	73

17 Mineral Resource and Mineral Reserve Estimates	74
17.1 Mineral Resources Reported by Denison	74
17.2 Drill hole Database	74
17.3 Cutting High Grade Values	77
17.4 Geological Interpretation and 3D Solids	77
17.5 Block Modeling	79
17.5.1 Preliminary Model Parameters	79
17.5.2 Compositing	81
17.5.3 Variography	81

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17.5.4 Block Model Parameters	82
17.6 Cutoff Grade Sensitivity	82
17.7 Classification	84
17.8 Mineral Resource Reporting	85
17.9 Mineral Resource Validation	85

18 Other Relevant Data and Information	87

19 Interpretation and Conclusions	88
19.1 Interpretation	88
19.2 Conclusions	88

20 Recommendations	89
20.1 Exploration	89
20.2 Budget	89

21 References	91

22 Signature Page	94

23 Certificate of Qualifications	95

List of Tables

Table 1.1:	Indicated and Inferred Resource for the Phoenix Deposit at 0.8 %U3O8 Cut-off	5
Table 2.1:	List of Abbreviations	8
Table 4.1:	Wheeler River J.V. Claim List	12
Table 10.1:	Diamond Drilling Programs — Phoenix Deposit (Zones A & B) — Wheeler River Project	43
Table 12.1:	List of Drill hole Intersections — Phoenix Deposit (Zones A & B) — Wheeler River Project	49
Table 17.1:	Indicated and Inferred Resource for the Phoenix Deposit at 0.8% U3O8 Cut-off	74
Table 17.2:	Phoenix Deposit — Vulcan Database Records	75
Table 17.3:	Drill hole Spacing for the Phoenix Deposit	77
Table 17.4:	Block Model Parameters Phoenix Deposit	79
Table 17.5:	Resource by Cutoff Grade and Zone Phoenix Deposit	84
Table 17.6:	Volume and Tonne Comparison for Phoenix Block model, Wireframe and Resource	86
Table 20.1:	Recommended 2011 Phoenix Drilling Budget	90

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page iv
List of Figures

Figure 4.1:	Map of Saskatchewan	13
Figure 4.2:	Wheeler River J.V. Area	14
Figure 5.1:	Phoenix Deposit	17
Figure 7.1:	Regional Geology and Uranium Deposits	22
Figure 7.2:	Schematic of the Athabasca Group Rock Types at Phoenix Deposit	24
Figure 7.3:	Basement Geology	26
Figure 7.4:	Stratigraphic Schematic of Wheeler River Property	27
Figure 7.5:	WS Reverse Fault Offsets with the Phoenix Deposit	29
Figure 8.1:	Schematic of Unconformity Type Uranium Deposit	31
Figure 9.1:	Phoenix Deposit Zone A and Zone B Drill Hole Location Map	34
Figure 9.2:	Schematic of Alteration	35
Figure 9.3:	Alteration in Drill Hole WR-249	36
Figure 10.1:	Resistivity Survey	39
Figure 10.2:	Proposed and Actual Drill Targets	40
Figure 10.3:	Line 4300 2D Resistivity Inversion Cross Section	41
Figure 13.1:	Phoenix Deposit U3O8 (wt%) Versus U3O8 from U Partial	55
Figure 13.2:	Logarithmic Plot of Dry Bulk Density Versus Uranium Grade	58
Figure 13.3:	Comparison of Field Specific Gravity Versus Bulk Dry (Pulp) Density Measurements	60
Figure 14.1:	WR-318 Radiometric vs. Assay % U3O8 Values	64
Figure 14.2:	WR-334 Radiometric vs. Assay % U3O8 Values	64
Figure 14.3:	U3O8 DNC versus ICP-OES Assay Values	66
Figure 14.4:	USTD1 Assay	67
Figure 14.5:	USTD2 Assay	67
Figure 14.6:	USTD3 Assay	68
Figure 14.7:	USTD4 Assay	68
Figure 14.8:	USTD5 Assay	69
Figure 14.9:	USTD6 Assay	69
Figure 14.10:	Blank Assay	71
Figure 17.1:	Disposition of the Two Mineralized Zones Relative to Each Other	76
Figure 17.2:	Local Geology with Emphasis on Unconformity and Faulting	78
Figure 17.3:	Typical Cross Section used to Construct the Boundary of the Final Model	80
Figure 17.4:	Cumulative Frequency of the Variable GxD for the Phoenix Composite Database	81
Figure 17.5:	Final Block model for Zone A	83

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 1
1	Summary

1.1	Introduction and Property Description

Denison Mines Corp. (“Denison”), on behalf of the Wheeler River Joint Venture, has retained SRK Consulting (Canada) Inc. (“SRK”) to supervise the preparation of and to complete an independent technical review of the Phoenix Deposit (Zones A & B). The purpose of this report is to support a Mineral Resource estimate and to provide a current overview of other technical information pertaining to the Phoenix Deposit.

The property is subject to a joint venture between Denison Mines Corp. (60%), Cameco Corp. (“Cameco”) 30%, and JCU (Canada) Exploration Company, Limited (“JCU”) 10%, with Denison acting as project operator. The property comprises 19 mineral dispositions totalling 11,720 hectares which are registered to Denison.

The Phoenix Deposit lies within the Wheeler River property located along the eastern edge of the Athabasca Basin in northern Saskatchewan. The center of the property is located approximately, 400km north of the city of Saskatoon, 35km north-northeast of Cameco’s Key Lake mill and 35km southwest of Cameco’s McArthur River mine.

Access to the Phoenix Deposit is year round by road, helicopter, or fixed wing aircraft from Saskatoon. Vehicle access to the property is by Highway 914, which terminates at the Key Lake mill. The haul road between the Key Lake and McArthur River operations lies within the eastern part of the property. An older access road, the Fox Lake Road, between Key Lake and McArthur River provides access to most of the northwestern side of the property. Gravel and sand roads and drill trails provide access by either four-wheel-drive or all-terrain-vehicle to the rest of the property. Field operations are currently conducted from Denison’s Wheeler River camp, three kilometres due southwest of the Phoenix Deposit.

This technical report has been prepared in compliance with the standards of the Canadian Securities Administrators’ National Instrument 43-101 (“NI 43-101”) and in conformance with the CIM Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines referred to in Companion Policy 43-101CP to NI 43-101.

1.2	History

The Wheeler River property was staked on July 6, 1977, due to its proximity to the Key Lake uranium discoveries, and was vended into an agreement on December 28, 1978 between AGIP Canada Ltd, E&B Explorations Ltd, and Saskatchewan Mining Development Corporation (SMDC), with each holding a one-third interest. In July, 1984, all parties divested of 13.3% interest and allowed Denison Mines Limited, a predecessor company to Denison Mines Corp., to earn a 40% interest. In late 2004, Denison entered into an agreement to earn a further 20% interest by expending Cdn $7M within six years. At that time, Denison

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 2
became the project operator. When the earn-in obligations were complete in 2007, the participating interests were Denison-60%, Cameco-30%, and JCU-10%.The former operator (Cameco) had identified a major geological unit termed the “quartzite ridge” and had noted extensive dravite (boron) alteration in the overlying sandstones. Cameco discovered several uranium mineralized intercepts that occurred in a variety of geological settings throughout the property.

During the initial years of the option, Denison targeted the west area, or footwall side of the quartzite ridge. In 2007, Denison completed a major DC resistivity survey to the north of an earlier Cameco 2003 resistivity survey. Interpretation of the 2007 resistivity survey lead to the recommendation for drilling three holes to test two separate resistivity lows, both interpreted to represent “alteration chimneys” within the Athabasca sandstone.

In the summer of 2008, as a direct result of the 2007 DC resistivity survey along the hanging wall of the quartzite ridge, two drill holes were located 600m apart along the same low resistivity trend. This drilling intersected a zone of characteristic sandstone alteration and uranium mineralization linked to unconformity-associated uranium deposits. All drill holes during the summer of 2008 intersected either uranium mineralization or very strong alteration close to mineralization. This new discovery was named Phoenix.

Subsequent drill programs conducted during 2009 and 2010 have established significant milestones in the advancement of the project in terms of continuity and extending the high-grade mineralized zone for a strike length of greater than 900m.

1.3	Geology and Mineralization

The Phoenix Deposit is an Athabasca Basin unconformity-type uranium deposit lying along the eastern flank of the Athabasca Basin where, undeformed, late Paleoproterozoic to Mesoproterozoic sandstones, conglomerates, and mudstones of the Athabasca Group unconformably overlie early Paleoproterozoic and Archean crystalline basement rocks. The local geology of Phoenix Deposit is very much consistent with the regional geology.

Uranium mineralization at the Phoenix Deposit is of the unconformity-type, associated with the uncomformable surface beneath proterozoic sediments. These are generally interpreted to result from interaction of hydrothermal fluids with redox conditions prevalent at the intersection of local and regional faults with the uncomformable surface. Two styles of mineralization have been traced over a strike length of 900+m along the Phoenix Deposit. They comprise:
a)	Unconformity-hosted uranium mineralization: This is the most widespread and primary style of mineralization identified to date and the basis for the resource estimate. It forms shallow dipping zones of mineralization that are developed in the lowermost Athabasca sandstone from 390m to 420m depths immediately above the sub-Athabasca unconformity, or straddling the unconformity and extending downward for several meters into the underlying basement Proterozoic Wollaston Group metasedimentary rocks. In some instances the main mineralized zone is comprised of one to three, thin (1-3m) stacked zones. Uranium mineralization appears to be structurally controlled by a northeast-southwest trending (55º azimuth) shear fault which dips 55º to the southeast.

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Mineralization is monomineralic uranium as uraninite/pitchblende and may have some relationship to the extensions of the shear and its various hanging wall splays; hence, movement on these faults is interpreted to have continued after deposition of the lower members of the Manitou Fall Formation of the Athabasca Group. The shear and its various interpreted hanging wall splays may have been the main conduit for the mineralizing fluids. Values of all accompanying metals are low, particularly in comparison with several other Athabasca Basin sandstone-hosted deposits, which can have very high values for nickel, cobalt, and arsenic.

Mineralization is associated with extensive clay alteration and varying degrees of silicification and desilicification which affects densities of the lower sandstone. The principal clay minerals are illite, chlorite, kaolinite, and dravite, with alteration focused along structures propagating upward from the shear and associated splays, and probably does not exceed 100m width across strike, making this a relatively narrow target. The basement in the northeast part of the Phoenix Deposit is much more extensively bleached and clay altered than that to the southwest.

b)	Basement-hosted mineralization: This is the second type of mineralization, occurring along several portions of the Phoenix Deposit. Basement hosted mineralization is developed as steeply dipping, discontinuous, thin (1-3m thick), parallel to sub-parallel zones along fractures associated with the shear fault zone for up to 20 meters below the sub-Athabasca unconformity, and vertically below the unconformity-hosted mineralization.
1.4	Drilling, Sampling, Analysis and Testing

During the period 1978 through 2006, the operator of the Joint Venture conducted several small regional campaigns of geotechnical drill testing geophysical anomalies (electromagnetic conductors) located by airborne and ground geophysical surveys across Mineral Leases S-98341 and S-97909 that cover the Phoenix Deposit area. Diamond drilling on the Phoenix Deposit is the principal method of exploration and mineralization delineation after initial geophysical surveys. Drilling can generally be conducted year round on Phoenix. To date the Phoenix Deposit database contains 104 drill holes totalling 48,898m of diamond drilling from surface, of which 69 holes totalling 31,721m delineate Zones A and B.

Denison geologists collect a suite of samples from each drill hole for determining the content and distribution of trace elements, uranium, and clay minerals (alteration). Denison obtains assays for all the cored sections through mineralized intervals. All samples for assay or geochemical species determination are sent to the SRC Geoanalytical Laboratories in Saskatoon. Samples for clay analyses are sent to Rekasa Rocks Inc., in Saskatoon. The SRC laboratory has a Quality Assurance program dedicated to active evaluation and continual improvement in the internal quality management system. The laboratory is accredited by the Standards Council of Canada as an ISO/IEC 17025 Laboratory for Mineral Analysis Testing and is also accredited ISO/IEC 17025:2005 for the analysis of U3O8. The laboratory is licensed by the Canadian Nuclear Safety Commission (CNSC) for possession, transfer, import, export, use, and storage of designated nuclear substances by CNSC License Number 01784-1-09.3. As such, the laboratory is closely monitored and inspected by the CNSC for compliance.

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Several types of samples are collected routinely from drill core at Phoenix. These include:
•	systematic composite geochemical samples of both Athabasca sandstone and metamorphic basement rocks to characterize clay alteration and geochemical zoning associated with mineralization;

•	selective grab samples and split-core intervals for geochemical quantification of geologically-interesting material and mineralized material, respectively;

•	samples collected for determination of specific gravity — dry bulk density; and

•	non-geochemical samples for determination of mineralogy to assess alteration patterns, lithology types, and mineralization characteristics.
Selective samples form a quantitative assessment of mineralization grade and associated elemental abundances, while the systematic and mineralogical samples are collected mainly for exploration purposes to determine patterns applicable to mineral exploration. These sampling types and approaches are typical for uranium exploration and definition drilling programs in the Athabasca Basin.

There are 1,498 U3O8 analysis records totalling 569m in the Phoenix Deposit (Zones A & B) — Wheeler River Project database. Of these, 1,038 U3O8 analyses records totalling 385.46m are in Zone A and 235 U3O8 analysis records totalling 96.7m are in Zone B.

The current resource estimate was carried out on a mix of chemical and radiometric probe data. Although there is a correlation between data, the probe grades tended to be lower in all of the subzones and are only used when the hole had less than 80% core recovery. The probe is estimating the grade outside of the drill hole while the chemical grade is the grade of the core internal to the hole. Holes that did not meet a minimum GT (Grade in % U3O8 x Thickness in metres) of 0.05 m% U3O8 or were not sent in for assay were classified as “barren” and an assay value of 0.0 was assigned through the mineralized zone.

SRK is of the opinion that work conducted on the Phoenix Deposit conforms to industry standards.

1.5	Mineral Resource Estimate

The mineral resources at Phoenix were estimated by Denison based on 100 surface drill holes of which 64 intercepted mineralization and were audited by SRK. Table 1.1 shows a summary of these mineral resource estimates.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 5
Table 1.1: Indicated and Inferred Resource for the Phoenix Deposit at 0.8% U3O8 Cut-off

		Tonnes	Lbs U3O8
	Classification	(000’s)	(000’s)	Avg. Grade
Zone A	Indicated	89.9	35,638	18.0
Zone B	Inferred	23.8	3,811	7.3
Note:	1)	Denison’s share is 60% of total Mineral Resource.

	2)	Inferred Mineral Resources have a great amount of uncertainty as to their existence and as to whether they can be mined economically. It can not be assumed that all or part of the Inferred Mineral Resources will ever be upgraded to a higher classification.

	3)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. No Mineral Reserves have as yet been defined.

	4)	Cut-off grade 0.8% U3O8.

	5)	Mineral Resources were estimated with no allowance for mining dilution, mining recovery or process recovery.
1.6	Interpretation and Conclusions

Drilling at the Phoenix Deposit has revealed a significant zone of mineralization at the intersection of the sandstone basement unconformity surface and a regional structural fault zone. Zone A, reported here as indicated mineral resources, with further drilling to fill in some key areas in the vicinity of the most promising mineralized intercepts could develop into a larger mineral resource.

Both zones together show that a significant mineralized trend (NE-SW) exists and may be extended. Structural complexity at the northernmost extremity of Zone A shows potential for structurally (basement) hosted mineralization.

The resource at the Phoenix deposit is a significant discovery of continuous uranium mineralization associated with a known ore-bearing geologic structure in this region. In addition to Zones A and B, results of additional wide spaced drilling (not included in this report) indicate that there is potential to extend the Phoenix Deposit along strike to the southwest and to the northeast. (Denison Mines Corp., Press Release, 2010)

1.7	Recommendations

The Phoenix Deposit shows promise for the discovery of additional, economic, uranium mineralization. Potential exists to expand the dimensions of the high grade zone(s) outward from previous drill holes in Zones A and B. The discovery of additional high grade mineralization would have a material effect on the total estimated uranium content of this deposit.

Therefore it is recommended that the work program on the Phoenix Deposit be:
a)	The development of standard operational procedures for the acquisition and compiling of density data.

b)	Additional core density data be collected to validate the high-grade portion of the equation as well as to increase the confidence in density of the entire grade range.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 6
c)	Infill drilling along the main trend between and around the high grade intercept in drill holes WR-273.

d)	Infill and step-out drilling to further expand the resource base and increase resource confidence levels of inferred mineralization in Zone B.

e)	Further drilling at the north end of Zone A, extending to the northeast, with emphasis on delineating basement structure and potential fault hosted mineralization.

f)	Drilling in areas on the Wheeler River property where little or no drilling has occurred but exploration has shown promising geophysical targets (“alteration chimneys”).

The total costs of the recommendations are estimated to be in the order of $1.1 million (cdn).

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2	Introduction and Terms of Reference

Denison Mines Corp. (“Denison”), on behalf of the Wheeler River Joint Venture, has retained SRK Consulting (“SRK”) to supervise the preparation of and to complete an independent technical report of the Phoenix Deposit (Zones A & B) — Wheeler River Project (“Phoenix Deposit”). The Phoenix Deposit is an Athabasca Basin unconformity-type uranium deposit. The purpose of this report is to support the first time disclosure of mineral resources by Denison for the Phoenix Deposit. The Mineral Resources have been estimated by Denison and audited by SRK. This report has been prepared in compliance with NI 43-101 by or under the supervision of the following qualified persons:
•	Cliff Revering, P.Eng., Senior Consultant, SRK Consulting (Canada) Inc.; and

•	Gilles Arseneau, Ph.D., P.Geo., Principal Consultant, SRK Consulting (Canada) Inc.
Denison is a Toronto-based mining company focused on uranium exploration and production in Canada, USA, Mongolia, and Zambia. Denison is listed on the TSX Exchange (TSX:DML) and on the NYSE Amex Exchange (NYSE Amex:DNN).

Denison owns 60% of the Wheeler River Joint Venture, Cameco Corporation owns 30%, and JCU (Canada) Exploration Company Limited owns the remaining 10%. Denison assets include an interest in two conventional uranium mills in North America — Denison is the sole owner of the White Mesa mill in Utah and has a 22.5% interest in the McClean Lake mill in Saskatchewan. Both mills are fully permitted; the White Mesa mill is operating, and the McClean Lake mill was placed on standby by the mill operator, AREVA, in July 2010. Denison has been exploring for uranium deposits in Canada through predecessor and wholly owned subsidiary companies for more than twenty years. Denison’s primary exploration properties are located in the eastern side of the Athabasca Basin, along the same geological terrane that hosts all of Canada’s currently producing uranium mines, currently accounting for approximately 20% of global production.

2.1	Sources of Information

This report has been prepared with available internal Denison data and information. Several discussions were held with Denison staff and personnel working on the Phoenix Deposit:
•	William Kerr — Vice President, Exploration

•	Lawson Forand — Exploration Manager, Saskatchewan

•	Richard Basnett — Special Projects Geologist

•	Clark Gamelin — Geologist

•	Larry Petrie — Senior Geophysicist

•	Chad Sorba — Geologist

•	Gary Yeo — Senior Geologist

•	Mark Mathisen, Senior Project Geologist

•	David Ryckman, Senior Development Geologist

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 8
For this report, Denison and SRK carried out the following tasks:
•	Site visit to the Phoenix Deposit, from August 23-26, 2010 by Cliff Revering, Dave

•	Ryckman, and Mark Mathisen.

•	Review of recent diamond drilling and results by Denison.

•	Independent geological interpretation of mineralized zones.

•	Independent audit of drill hole database and assay certificates.

•	Mineral resource estimation and classification.

•	Independent verification of mineral resource estimate.
Table 2.1, List of Abbreviations is provided for reference on terms and abbreviations used in this report.
Table 2.1: List of Abbreviations

a	Annum (year)
%	Percent
°	Degrees
°C	Degrees Celsius
cm	Centimetres
d	Day
DC	Direct Current
EM	Electromagnetic
g	Grams
g/cm3	grams per cubic centimetre
g/m3	grams per cubic meter
g/l	grams per Litre
h	Hour(s)
Ha	Hectares (10,000 square meters)
HP	Horsepower
Hwy	Highway
IRR	Internal rate of return
k	Thousand
kg	Kilograms
km	Kilometres
km/h	Kilometres per hour
km2	Square kilometres
kV	Kilovolts
kW	Kilowatts
l	Liter
Lbs	Pounds
M	Million

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Mt	Million tonnes
m	Metres
m3	Cubic metres
m3/h	Cubic metres per hour
m%U	metres times per cent uranium
m% U3O8	metres times per cent uranium oxide
m ASL	Metres above sea level (elevation)
mm	Millimetres
MPa	Megapascal
Mt/a	Million dry tonnes per year
MW	Megawatts
N	Newton
NPV	Net present value
Pa	Pascal (Newtons per square meter)
Pb	Lead
ppm	Parts per million
P80	80% passing (particle size nomenclature)
st	Short tons
SX	Solvent extraction
t	Tonnes (metric)
t/h	Tonnes per hour
t/d	Tonnes per day
t/a	Tonnes per year
U	Uranium
%U	Percent uranium (%U x 1.179 = % U3O8)
U3O8	Uranium oxide (yellowcake)
% U3O8	Percent uranium oxide (%U3O8 x 0848 = %U)
Cdn$	Canadian Dollars
US$	US dollars
$/t	Canadian dollars per tonne
US$/lb	US dollars per pound
US$/t	US dollars per tonne v/v
%	Percent solids by volume
wt%	Percent solids by weight
>	Greater than
<	Less than

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3	Reliance on Other Experts

The authors assume responsibility for all parts of this technical report but acknowledge the contribution of the following individuals who have contributed to the geological, environmental and resource estimation stated in this report:
•	William Kerr — VP Exploration, Denison

•	Lawson Forand — Exploration Manager, Saskatchewan, Denison

•	Richard Basnett — Special Projects Geologist, Denison

•	Clark Gamelin — Geologist, Denison

•	Larry Petrie — Senior Geophysicist, Denison

•	Chad Sorba — Geologist, Denison

•	Gary Yeo — Senior Geologist — Denison

•	Mark Mathisen, Senior Project Geologist

•	David Ryckman, Senior Development Geologist
The information, conclusions, opinions, and estimates contained herein are based upon:
•	Information available at the time of preparation of this report;

•	Assumptions, conditions, and qualifications as set forth in this report; and

•	Data, reports, and other information supplied by Denison and other third party sources.
Except for the purposes legislated under provincial securities laws, any uses of this report by any third party are at that party’s sole risk.

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4	Property Description and Location

The Phoenix Deposit lies within the Wheeler River property, which is located in northern Saskatchewan (Figure 4.1). The property is subject to a joint venture between Denison Mines Corp. (60%), Cameco Corp. (“Cameco”) 30%, and JCU (Canada) Exploration Company, Limited (“JCU”) 10% with Denison acting as project operator. The property comprises 19 mineral dispositions totalling 11,720 hectares which are registered to Denison.

The center of the property is located approximately 35km north-northeast of the Key Lake mill and 35km southwest of the McArthur River mine, both of which are operated by Cameco. The property straddles the boundaries of NTS map sheets 74H-5, 6, 11 and 12. The UTM coordinates of the approximate center of the property are Easting 475000 and Northing 6370000 (NAD83, Zone 13N).

Access to the Phoenix Deposit is year round by road, helicopter, or fixed wing aircraft from Saskatoon. Vehicle access to the property is by Highway 914, which terminates at the Key Lake mill. The haul road between the Key Lake and McArthur River operations lies within the eastern part of the property. An older access road, the Fox Lake Road, between Key Lake and McArthur River provides access to most of the northwestern side of the property. Gravel and sand roads and drill trails provide access by either four-wheel-drive or all-terrain-vehicle to the rest of the property. Field operations are currently conducted from Denison’s Wheeler River camp, three kilometres due southwest of the Phoenix Deposit.

4.1	Land Tenure

Denison has a 60% interest in the Wheeler River Joint Venture consisting of 19 unsurveyed mineral claims totalling 11,720 hectares (Table 4.1) in northern Saskatchewan (Figure 4.2). Denison has been the operator since November 10, 2004. The other partners are Cameco Corp. (30%) and JCU (Canada) Exploration Company, Limited (10%) with no back-in rights or royalties that need to be paid. The Wheeler River property is favourably located along strike from the McArthur River deposit and is underlain by many of the same geological features that are present on that producing property. A prime target on the property from 2004 to 2007 has been a quartzite ridge, where significant mineralization has been intercepted at depths of 300+ meters on two separate locations along this ridge separated by 600 meters. Work during 2008 was successful in discovering a new zone, named the Phoenix Deposit, a discovery of unconformity-hosted mineralization associated with the hanging wall of the quartzite ridge. Located over eight kilometres northeast of areas in the Wheeler River property that have been tested by previous work, the Phoenix Deposit has many geological similarities to the McArthur River mineralization, but is at a shallower depth.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 12
Table 4.1: Wheeler River J.V. Claim List

Disposition		Annual	Excess	Next Work
#	Hectares	Assessment	Credit	Applied	Years Protected
S-97677	322	$8,050	$161,000	6-Jul-11	20
S-97678	335	$8,375	$167,500	6-Jul-11	20
S-97690	1,087	$27,175	$543,500	6-Jul-11	20
S-97894	246	$6,150	$123,000	6-Jul-11	20
S-97895	314	$7,850	$157,000	6-Jul-11	20
S-97896	356	$8,900	$178,000	6-Jul-11	20
S-97897	524	$13,100	$262,000	6-Jul-11	20
S-97907	352	$8,800	$176,000	6-Jul-11	20
S-97908	1,619	$40,475	$809,500	6-Jul-11	20
S-97909	1,036	$25,900	$518,000	6-Jul-11	20
S-98339	362	$9,050	$181,000	6-Jul-11	20
S-98340	250	$6,250	$125,000	6-Jul-11	20
S-98341	802	$20,050	$401,000	6-Jul-11	20
S-98342	1,016	$25,400	$508,000	6-Jul-11	20
S-98343	362	$9,050	$181,000	6-Jul-11	20
S-98347	939	$23,475	$469,500	6-Jul-11	20
S-98348	951	$23,775	$475,500	6-Jul-11	20
S-98349	540	$13,500	$270,000	6-Jul-11	20
S-98350	307	$7,675	$153,500	6-Jul-11	20

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 13

NORTHWEST TERRITORIES
LEGEND
Provincial capital
Other populated areas
Trans-Canada Highway
Major Road
International Boundary
Provincial boundary
Scale
75 0 75 150 225
Km Km
N
W
E
S
L Athabasca
Fond-du-Lac
Stony Rapids
ATHABASCA BASIN
Wollaston Lake
PHOENIX
Cree L
Reindeer L
La Loche
Southend Reindeer
Buffalo Narrows
R Churchill
Pinehouse Lake
Île-à-la-Crosse
Sandy Bay
Pelican Narrows
La Ronge
Deschambault Lake
ALBERTA
MANITOBA
SASKATCHEWAN
Meadow Lake
Montreal Lake
Cumberland House
Lloydminster
North R
Prince Albert
R Saskatchewan
Nipawin
Hudson Bay
North Battleford
Melfort
Tisdale
Rosthern
Unity
Humboldt
Saskatoon
Kerrobert
Biggar
Lanigan
Wadena
Wynyard
Canora
Rosetown
Kindersley
Watrous
Kamsack
Outlook
Davidson
Yorkton
Eston
L Diefenbaker
South R Saskatchewan
Leader
Fort Qu'Appelle
Melville
Esterhazy
Indian Head
Gull Lake
Swift Current
Moose Jaw
Regina
Moosomin
Gravelbourg
Maple Creek
Griffin
Carlyle
Assiniboia
Shaunavon
Weyburn
Carnduff
Estevan
United States of America
Canada
U.S.A.

Source: Natural Resources Canada

September, 2010

Figure: 4.1

DENISON MINES CORP.

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

MAP OF SASKATCHEWAN

Figure 4.1: Map of Saskatchewan

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 14
Figure 4.2: Wheeler River J.V. Area

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 15
5	Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.1	Accessibility

Access to the Phoenix Deposit is by road, helicopter, or fixed wing aircraft from Saskatoon. Vehicle access to the property is by Highway 914, which terminates at the Key Lake mill. The ore haul road between the Key Lake and McArthur River operations lies within the eastern part of the property. An older access road, the Fox Lake Road, between Key Lake and McArthur River provides access to most of the northwestern side of the property. Gravel and sand roads and drill trails provide access by either four-wheel-drive or all-terrain-vehicle to the rest of the property.

5.2	Climate

The climate is typical of the continental sub-arctic region of northern Saskatchewan, with temperatures ranging from +32°C in summer to -45°C in winter. Winters are long and cold, with mean monthly temperatures below freezing for seven months of the year. Winter snow pack averages 70 cm to 90 cm. Freezing of surrounding lakes, in most years, begins in November and breakup occurs around the middle of May. The average frost-free period is approximately 90 days. Field-operations are possible year round with the exception of limitations imposed by lakes and swamps and the periods of break-up and freeze-up.

Average annual total precipitation for the region is approximately 450 mm, of which 70% falls as rain, with more than half occurring from June to September. Snow may occur in all months but rarely falls in July or August. The prevailing annual wind direction is from the west with a mean speed of 12 km/hr.

5.3	Local Resources

La Ronge is the nearest commercial/urban centre where most exploration supplies and services can be obtained. Two-airlines offer daily, scheduled flight services between Saskatoon and La Ronge (located roughly 400 and 170km respectively south from the project site).

Personnel working on the project commute from a number of designated communities by air. Most company employees are on a two week-in and two week-off schedule. Contractor employees are generally on a longer work schedule.

5.4	Infrastructure

As noted previously, the Phoenix Deposit is well located with respect to all weather roads and the provincial power grid. Most significantly, the operating Key Lake mill complex, owned and operated by Cameco, is approximately 35km south of the property.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 16
Field operations are currently conducted from Denison’s Wheeler River camp, three kilometres due southwest of the Phoenix Deposit (Figure 5.1). The camp, which is operated by Denison, provides accommodations for up to thirty exploration personnel. Fuel and miscellaneous supplies are stored in existing warehouse and tank facilities at the camp. The site generates its own power. Abundant water is available from the numerous lakes and rivers in the area.

5.5	Physiography

The property is characterized by a relatively flat till plain with elevations ranging from 477m to 490m ASL. Throughout the area, there is a distinctive northeasterly trend to landforms resulting from the passage of glacial ice from the northeast to the southwest. The topography and vegetation at the Phoenix Deposit are typical of the taiga forested land so common to the Athabasca Basin area of northern Saskatchewan. The area is covered with between 30 to 50m of overburden. The terrain is gently rolling and characterized by forested sand and dunes. Vegetation is dominated by black spruce and jack pine, with occasional small stands of white birches occurring in more productive and well-drained areas. Lowlands are generally well drained, but also can contain some muskeg and poorly drained bog areas with vegetation varying from wet open non-treed vistas to variable density stands of primarily black spruces as well as tamaracks depending on moisture and soil conditions. Productive lichen growth is common to this boreal landscape mostly associated with mature coniferous stands and bogs.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 17

PHOENIX
Discovered 2008)
Wheeler River
Camp Location
Wheeler River
J.V. Property
Fox Lake Road
Overhead
Powerline
McArthur
Haul Road
N
W
E
S
2000 1000 0 2000 4000
Meters
Figure: 5-1
DENISON MINES CORP.
DENISON MINES
PHOENIX DEPOSIT
Northern Saskatchewan, Canada
PHOENIX PROPERTY
Source: Denison Mines Corp.
September, 2010

Figure 5.1: Phoenix Deposit

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 18
6	History

6.1	Ownership

The Wheeler River property was staked on July 6, 1977, due to its proximity to the Key Lake uranium discoveries, and was vended into an agreement on December 28, 1978 between AGIP Canada Ltd, E&B Explorations Ltd, and Saskatchewan Mining Development Corporation (SMDC), with each holding a one-third interest. On July 31, 1984, all parties divested of 13.3% interest and allowed Denison Mines Limited, a predecessor company to Denison Mines Corp., to earn in to a 40% interest. On December 1, 1986, E&B allowed PNC Exploration (Canada) Co Ltd to earn in to a 10% interest from one-half of their 20% interest. Following the discovery of the deposits at McArthur River in 1988, exploration on the Wheeler River property decreased significantly. In the early 1990s, AGIP sold their 20% interest to Cameco, which was a successor to SMDC. In 1996, Imperial Metals, a successor to E&B, sold 8% to Cameco and 2% to PNC. Participating interests in 2004 were Cameco (48%), JCU (a successor to PNC, 12%), and Denison (40%).

In late 2004, Denison entered into an agreement to earn a further 20% interest by expending Cdn $7M within six years. At that time, Denison became the project operator. In 2007, Denison became the operator of the Joint Venture (JV) when the earn-in obligations were completed; the participating interests were Denison-60%, Cameco-30%, and JCU-10%.

6.2	Exploration and Development History

The former operator (Cameco) had identified a major geological unit termed the “quartzite ridge” and had noted extensive dravite (boron) alteration in the overlying sandstones. Cameco discovered several uranium mineralized intercepts that occurred in a variety of geological settings throughout the property.

The focus for Denison, due to the McArthur River analogy, was the quartzite ridge. During the initial years of the option, Denison targeted the west area, or footwall side of the quartzite ridge. In 2007, Denison completed a major DC resistivity survey to the north of an earlier Cameco 2003 resistivity survey. Interpretation of the 2007 resistivity survey lead to the recommendation for drilling three holes to test two separate resistivity lows, both interpreted to represent “alteration chimneys” within the Athabasca sandstone.

In the summer of 2008, as a direct result of the 2007 DC resistivity survey along the hanging wall of the quartzite ridge, two drill holes (WR-249 and WR-251) were located 600m apart along the same low resistivity trend. This drilling intersected a zone of characteristic sandstone alteration and uranium mineralization linked to unconformity-associated uranium deposits. The resulting DC resistivity anomalies were tested for sandstone “breaches,” postulated to represent alteration plumes emanating from mineralization at the unconformity. All drill holes during the summer of 2008 intersected either uranium mineralization or very strong alteration close to mineralization. This new discovery was named Phoenix.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 19
During 2009, three drill programs were carried out, each of which established significant milestones in the advancement of the project. During the winter program, the first indications of significant mineralization came from Hole WR-258, which returned 11.2% U3O8 over 5.5m from a depth of 397m. The summer drill program continued to test the discovery, with hole WR-273 returning a value of 62.6% U3O8 over 6.0m at a depth of 405m. Mineralization was monomineralic pitchblende with very low concentrations of accessory minerals and was reported to be remarkably similar to the high-grade McArthur River P2 deposits. Most of the mineralization occurs as a horizontal sheet within the basal Athabasca sandstone proximal to where a graphitic pelite unit in the basement intersects the unconformity. In addition, the alteration changes to the northeast with intense and strong basement bleaching becoming more prominent, and the strongest graphitic faulting yet observed. More significantly, the new mineralized zone returned the highest grades so far intersected in more than 40 years of continuous exploration on the Wheeler Project. A further drill program in the fall of 2009 established continuity in this high-grade mineralized zone and has extended the mineralized zone as a possibly continuous unit for a strike length of greater than one kilometre.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 20
7	Geological Setting

Portions of the following geological descriptions are taken from Denison reports of 2007-2009.

7.1	Regional Geology

The Phoenix Deposit lies near the southeastern margin of the Athabasca Basin in the southwest part of the Churchill Structural Province of the Canadian Shield (Figure 7.1). The Athabasca Basin is a broad, closed and elliptically shaped, cratonic basin with an area of 425 kilometres (east-west) by 225 kilometres (north-south). The bedrock geology of the area consists of Archean and Paleo-Proterozoic gneisses unconformably overlain by approximately 1,500m of flat-lying, unmetamorphosed sandstones and conglomerates of the mid-Proterozoic Athabasca Group. The Phoenix Deposit is located near the transition zone between two prominent litho-structural domains within the Precambrian basement, the Mudjatik to the west and the Wollaston to the east.

The area is cut by a major northeast-striking fault system of Hudsonian Age. The faults occur predominantly in the basement rocks but often extend up into the Athabasca Group due to several periods of post-depositional movement. Diabase sills and dikes up to one hundred meters in width and frequently associated with the faulting have intruded into both the Athabasca rocks and the underlying basement.

7.1.1	The Crystalline Basement

The basement rocks underlying the Athabasca Group have been divided into three tectonic domains: the Western Craton, the Cree Lake Mobile Zone, and the Rottenstone Complex (Figure 7.1). The central Cree Lake Mobile Zone is bounded in the northwest by the Virgin River Shear and Black Lake Fault and in the southeast by the Needle Falls Shear Zone.

The Cree Lake Mobile Zone has been further subdivided into the Mudjatik Domain in the west half and the Wollaston Domain in the east half. The lithostructural character of these domains is the result of the Hudsonian Orogeny in which an intense thermo-tectonic period remobilized the Archean age rocks and led to intensive folding of the overlying Aphebian-age supracrustal metasedimentary units. The Mudjatik Domain represents the orogenic core and comprises non-linear, felsic, granitoid to gneissic rocks surrounded by subordinate thin gneissic supracrustal units. These rocks, which have reached granulite-facies metamorphic grades, usually occur as broad domal features. The adjacent Wollaston Domain consists of Archean granitoid gneisses overlain by an assemblage of Aphebian pelitic, semipelitic, and arkosic gneisses, with minor interlayered calc-silicates and quartzites. These rocks are overlain by an upper assemblage of semipelitic and arkosic gneisses with magnetite bearing units.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 21
The Wollaston Domain basement rocks are unconformably overlain by flat lying, unmetamorphosed sandstones, and conglomerates of the Helikian age Athabasca Group, which is a major aquifer in the area.

7.1.2	The Athabasca Group

The Athabasca Group sediments consist of un-metamorphosed quartz-rich pebbly sandstone. The sandstone is poorly sorted near the base, where conglomerates form discontinuous layers of variable thickness. Minor shale and siltstone occur in the upper half of the succession. Locally, the rocks may be silicified and indurated or partly altered to clay and softened.

The basin is interpreted to have developed from a series of early NE-trending fault-bounded sub-basins that coalesced. The topographic profile of the unconformity suggests a gentle inward slope in the east, moderate to steep slopes in the north and south and a steeper slope in the west.

The eastern part of the Athabasca basin consists of the Manitou Falls portion of the Athabasca Group sediments. The Manitou Falls Formation, which underlies most of the eastern part of the basin, is further subdivided into four units from bottom to top: MFa, a sequence of poorly sorted sandstone and minor conglomerate; MFb, interbedded sandstone and conglomerate; MFc, a sandstone with rare clay intraclasts; and, MFd, a fine-grained sandstone with abundant (>1%) clay intraclasts.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 22

N
W
E
S
NOLAN
ENA
ZEMLAK
TRAIN
DODGE
URANIUM CITY
BEAVERLODGE
MUDJATIK
TENTATO
Lake Athabasca
STONEY RAPIDS
Carswell Structure
ATHABASCA BASIN
Wollaston Lake
McArthur River
PHOENIX
PETER LAKE
Reindeer Lake
Cree Lake
WOOLASTON
Key Lake
LLOYD
MUDJATIK
WATHAMAN BATHOLITH
LA LOCHE
SOUTHBEND
KISSEYNEW
ROTTENSTONE
LA RONGE
KISSEYNEW
Peter Pond Lake
Churchill Lake
PATUANAK
BUFFALO NARROWS
PINEHOUSE LAKE
GLENNIE
Lac La Ronge
LA RONGE
FLIN FLON
LEGEND
Phanerozoic
Athabasca Group (Helikian)
Pre-Athabasca Basement
Road
Major Shear Zone
Faults
Uranium Deposits
Source: from Saskatchewan Ministry of Energy and Resources (2009)
September, 2010
DENISON MINES

Figure: 7-1

DENISON MINES CORP.

PHOENIX DEPOSIT
Northern Saskatchewan, Canada
REGIONAL GEOLOGY
AND URANIUM DEPOSITS

Figure 7.1: Regional Geology and Uranium Deposits

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 23
7.2	Local Geology

The Phoenix Deposit lies in the eastern part of the Athabasca Basin where, undeformed, late Paleoproterozoic to Mesoproterozoic sandstone, conglomerate, and mudstone of the Athabasca Group unconformably overlie early Paleoproterozoic and Archean crystalline basement rocks. The Phoenix Deposit mineralization, generally occurring at depths ranging from 390m to 420m is interpreted to be structurally controlled by the northeast-southwest trending (55º azimuth) WS shear fault which dips 55º to the southeast.

The local geology of Phoenix Deposit is very much consistent with the regional geology described above with the following units from top to bottom.

7.2.1	Quaternary deposits

The property is partially covered by lakes and muskeg, which overlie a complex succession of glacial deposits up to 120m in thickness These include eskers and outwash sand plains, well-developed drumlins, till plains, and glaciofluvial plain deposits (Campbell, 2007) The orientation of the drumlins reflects southwesterly ice flow.

7.2.2	Athabasca Group

The Athabasca sandstone group (Figure 7.2) is 170 to 560 meters thick in the Wheeler River area and is comprised of Manitou Falls Formation sandstones and conglomerates. The Manitou Falls Formation is locally separated from the underlying Read Formation (MFa) by a paraconformity, and comprises three units, the Bird Member (MFb), Collins Member (MFc), and Dunlop Member (MFd), which are differentiated based on conglomerates and clay intraclasts (Ramaekers et al, 2007; Bosman and Korness, 2007). The MFb is distinguished from the underlying MFa and overlying MFc by the presence of 2.0% conglomerate beds thicker than two centimeters. The thickness of the MFb, which is absent above the quartzite ridge, is as much as 210m in the northeastern part of the property. The MFc is relatively clean sandstone with locally scattered granules or pebbles and one-pebble-thick conglomerate layers interpreted to be pebble lag deposits. The MFc ranges in thickness from 30-150m. The MFd is distinguished from the underlying MFc sandstone by the presence of at least 0.6 percent clay intraclasts (Bosman and Korness, 2007). The MFd is as thick as 140m. A paleoweathered zone, 3-10m thick, superimposed on crystalline rocks occurs below the unconformity.

The upper 100-140m of sandstone is typically buff coloured, medium- to coarse-grained, quartz rich and cemented by silica, kaolinite, illite, sericite, or hematite. Alteration of the sandstone is noted along much of the Phoenix Deposit trend.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 24

NW
SE
Elevation
(meters above sea level)
Present Surface
WR-267
WR-249
WR-190A
ZR-13A
Overburden
MFd
400m
MFc
Athabasca
Sandstone
MFb
100 meters
200m
Read
Formation
Lost
WSa Conductor
WS Conductor
Unconformity
Crystalline Basement
Pelite
Graphitic Pelite
Garnetiferous Pelite
Quartzite
Lost
Drill Hole Lost in
Athabasca Sandstone
?
Inferred Location of
Ground EM Conductor
?
?

Figure: 7-2

DENISON MINES CORP.

PHOENIX DEPOSIT
Northern Saskatchewan, Canada
SCHEMATIC OF THE ATHABASCA GROUP
ROCK TYPES AT PHOENIX

Source: Denison Mines Corp.

September, 2010

Figure 7.2: Schematic of the Athabasca Group Rock Types at Phoenix Deposit

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 25
7.2.3	Basement Geology

Basement rocks on the Phoenix Deposit are part of the Wollaston Domain and are comprised of metasedimentary and granitoid gneisses (Figure 7.3). The metasedimentary rocks belong to the Wollaston Supergroup and include graphitic and non-graphitic pelitic and semipelitic gneisses, meta-quartzite, and rare calc-silicate rocks together with felsic and quartz feldspathic granitoid gneisses. These metasedimentary rocks are interpreted to belong to the Daly Lake Group (Yeo and Delaney, 2007). Pegmatitic segregations and intrusions are common in all units, with garnet, cordierite, and sillimanite occurring in the pelitic units, indicating an upper amphibolite grade of metamorphism.

The quartzite ridge, an interpreted impermeable and structural barrier forming the footwall to the mineralization (Figure 7.4), dominates the basement geology of the Phoenix Deposit. The quartzite unit exhibits variable dips from 45º through 75º to the southeast, averaging 50º, and with an undulating, but generally 55º azimuth. Immediately overlying the quartzite is a garnetiferous pelite, which varies from 7-60m in thickness. This generally competent and unmineralized unit contains distinctive porphyroblastic garnets and acts as a marker horizon. Overlying the garnetiferous pelite is a graphitic pelite in which the graphite content varies from 1-40%. The graphitic pelite is approximately 5m wide in the southwest, increases to approximately 70m near drill hole WR-249, and is 50m-wide at the northeast extremity. Overlying the graphitic pelite is a massive, non-graphitic, unaltered pelite unit.

Above the basement unconformity, there is a complete succession of rocks of the local Athabasca Group, with basal Read Formation and four members of the Manitou Falls Formation. The amount of topographic relief on the basement surface in the Phoenix Deposit area is unknown.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 26

Lake
Diabase Dike
Graphitic Pelite
Semipelite
Semipelitic Gneiss
Quartzite
Granitoid Gneiss
105°30'W
57°30'N
PHOENIX
Quartzite Ridge
Wheeler River J.V. Property
Russell Lake
N
W
E
S
5 kilometers
Figure: 7-3
DENISON MINES CORP.
DENISON MINES
PHOENIX DEPOSIT
Northern Saskatchewan, Canada
BASEMENT GEOLOGY
Source: Denison Mines Corp.
September, 2010

Figure 7.3: Basement Geology

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 27

NW
A
SE
A'
Surficial glacial deposits (0-120m)
MFd - Dunlop Member (0-140m)
MFd
MFc - Collins Member (30-150m)
Quartzite Ridge
PHOENIX
Athabasca Sandstone Group
Manitou Falls Formation
MFc
MFb - Bird Member (0-210m)
Unconformity
MFb
MFa
Read Formation(MFa) (0->200m)
Paleo Weathered Zone
Crystalline Basement
NOT TO SCALE
Quartzite Breccia
Graphitic Pelite
Semipelitic Gneiss with Graphitic Pelite Interlayers
Quartzite
Granitoid Gneiss
Thrust
Shear

Figure: 7-4

DENISON MINES CORP.

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

STRATIGRAPHIC SCHEMATIC OF WHEELER RIVER PROPERTY

Source: Denison Mines Corp.

September, 2010

Figure 7.4: Stratigraphic Schematic of Wheeler River Property

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 28
7.3	Structure

The major structural feature of the Phoenix Deposit is a northeast-southwest trending (55º azimuth) WS reverse fault which dips 55º to the southeast and lies within or at the base of the graphitic pelite unit along the western edge (footwall) of the quartzite ridge, which appears to have acted as a backstop for thrusting and reverse faulting (Kerr, 2010). Deformation within the WS shear has occurred partly by ductile shearing, but mainly by fracturing. A progressive sequence of fracturing is evident by variations in the strike and dip of slickensides. The principle stress directions responsible for early deformation were northwest-southeast. A change in the principle stress to an east-west direction led to later strike-slip movement along the WS shear. Later extension is indicated by northwest-striking normal faults, which dip steeply to the southwest.

Within the Wheeler River area, vertical offset on the footwall of the quartzite unit can be as much as 60m, however, in the Phoenix Deposit, known vertical displacements in the hanging wall sequence are always <10m (Figure 7.5). It is reported that greater offset in the graphitic pelite unit, if it occurred, would have been destroyed by erosion prior to the deposition of the Read Formation.

Mineralization hosted in the lower 15m of the Athabasca sandstone appears to have some relationship to the extensions of the WS shear and its various hanging wall splays; hence, movement on these faults must have continued after deposition of rocks of the MFa and probably the MFb member of the Manitou Falls Formation. The WS shear and its various interpreted hanging wall splays may have been the main conduit for the mineralizing fluids. Thus determining favourable locations along the WS shear, where zones of long-lived permeability are present, is of critical importance. Vertical offsets on the hanging wall of the quartzite unit, at its contact with the garnetiferous pelite, are unknown, because many of drill holes failed to reach the hanging wall-quartzite contact.

Based upon the limited data currently available, it appears that this structure was most active during deposition of rocks of the MFa Read Formation, although continued uplift is indicated by westward tilting of the MFc strata along the fault zone. In the nearby McArthur River deposit, these quartzite ridges are interpreted to represent compressional pop-up structures bound by outward divergent faults (Gyorfi, 2006).

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 29

NW
Elevation
(meters above sea level)
WR-281
WR-273
WR-282
SE
Athabasca Sandstone
2.08% eU_3O_8 / 2.0m
150m
62.6% U_3O_8 / 6.0m
MFa
Unconformity
400m below surface
ELEVATED RADIOACTIVITY
Crystalline Basement
100m
WS Hanging WallShear
WS Shear
10 meters
Pelite
Graphitic Pelite
Garnetiferous Pelite
Quartzite
Shear Zones/
Reverse Faults

Figure: 7-5

DENISON MINES CORP.

PHOENIX DEPOSIT
Northern Saskatchewan, Canada

WS REVERSE FAULT OFFSETS WITH THE PHOENIX DEPOSITS

Source: Denison Mines Corp.

September, 2010

Figure 7.5: WS Reverse Fault Offsets with the Phoenix Deposit

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 30
8	Deposit Types

The target on the Phoenix Deposit is an Athabasca Basin unconformity-type uranium deposit. Jefferson et al. (2007) offered the following definition for the geological environment of this type of mineralization.

Unconformity-associated uranium deposits are pods, veins, and semi-massive replacements consisting of mainly uraninite, close to basal unconformities, in particular those between Proterozoic conglomeratic sandstone basins and metamorphosed basement rocks. Prospective basins in Canada are filled by thin, relatively flat-lying, and apparently unmetamorphosed but pervasively altered, Proterozoic (~1.8Ga to <1.55Ga), mainly fluvial, red-bed quartzose conglomerate, sandstone, and mudstone. The basement gneiss was intensely weathered and deeply eroded with variably preserved thicknesses of reddened, clay-altered, hematitic regolith grading down through a green chloritic zone into fresh rock. The basement rocks typically comprise highly metamorphosed interleaved Archean to Paleoproterozoic granitoid and supracrustal gneiss including graphitic metapelite that hosts many of the uranium deposits. The bulk of the U-Pb isochron ages on uraninite are in the range of 1,600Ma to 1,350Ma. Monometallic, generally basement-hosted uraninite fills veins, breccia fillings, and replacements in fault zones. Polymetallic, commonly subhorizontal, semi-massive replacement uraninite forms lenses just above or straddling the unconformity, with variable amounts of uranium, nickel, cobalt and arsenic; and traces of gold, platinum-group elements, copper, rare-earth elements and iron.

The uranium deposits in the Athabasca Basin occur below, across and immediately above the unconformity, which can lie within a few meters of surface at the rim of the Basin, to over a thousand meters deep near its center. The deposits formed by extensive hydrothermal systems occurring at the unconformity’s structural boundary between the older and younger rock units. Major deep-seated structures are also interpreted to have played an important role in the hydrothermal process, likely acting as conduits for hot mineralized fluids that eventually pooled and crystallized in the structural traps provided by the unconformity. One of the necessary fluids for reducing originates in the basement, and flows along basement faults. A second, oxidizing fluid originates within the Athabasca sandstone stratigraphy and migrates through the inherent porosity therein. In appropriate circumstances, these two fluids mix and precipitate uranium in a structural trap at or near the basal Athabasca-basement unconformity (Figure 8-1).

Two end-members of the deposit model have been defined (Quirt, 2003). A sandstone-hosted egress-type model (e.g., Phoenix) involved the mixing of oxidized, sandstone brine with relatively reduced fluids issuing from the basement into the sandstone. Basement-hosted, ingress-type deposits (e.g., Rabbit Lake) formed by fluid-rock reactions between oxidizing sandstone brine entering basement fault zones and the local wall rock. Both types of mineralization and associated host-rock alteration occurred at sites of basement–sandstone fluid interaction where a spatially stable redox gradient/front was present.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 31

Sandstone
Fault Plane
Hydrothermal Alteration
Uranium Deposit plus (Ni, Cu, Pb, Zn, Co, As)
Groundwater flow
Unconformity
Weathered Basement
Metasediments
Graphitic Pelite
Garnetiferous Pelite
Metal-Rich Basement Fluids
Mineralized Zone is 5-15m wide by 3-6m thick, the Alteration Zone is 500m by 100m.

NOT TO SCALE

Figure: 8-1

DENISON MINES CORP.

PHOENIX DEPOSIT
Northern Saskatchewan, Canada

SCHEMATIC OF UNCONFORMITY TYPE URANIUM DEPOSIT

Source: Modified after JNR

September, 2010

Figure 8.1: Schematic of Unconformity Type Uranium Deposit

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 32
Although either type of deposit can be high grade, ranging in grade from a few percent to 20% U3O8, they are not physically large and typically occur as narrow, linear lenses at considerable depth. In plain view, the deposits can be 100m to 150m long and a few meters to 30m wide and/or thick. For example, over half of the reserves at the McArthur River mine occur in a zone just 70 meters long by 70 meters deep by 30 meters wide, situated half a kilometre below surface. Egress-type deposits tend to be polymetallic (U-Ni-Co-Cu-As) and typically follow the trace of the underlying graphitic pelites and associated faults, along the unconformity. However both the Phoenix and McArthur River deposits have very low concentrations of the accessory (polymetallic) minerals.

Unconformity-type uranium deposits are surrounded by extensive alteration envelopes. In the basement, these envelopes are generally relatively narrow but become broader where they extend upwards into the Athabasca group for tens of meters to even 100m or more above the unconformity. Hydrothermal alteration is variously marked by chloritization, tourmalinization (high boron, dravite), hematization (several episodes), illitization, silicification/desilicification, and dolomitization (Hoeve, 1984). Modern exploration for these types of deposits relies heavily on deep-penetrating geophysics and down-hole geochemistry.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 33
9	Mineralization and Alteration

9.1	Type of Mineralization

Mineralization is monomineralic uranium as uraninite/pitchblende. Values of all accompanying metals are low, particularly in comparison with several sandstone-hosted deposits, which can have very high values for Ni, Co, and As (Jefferson et al, 2007). For example, WR-273, from 406.0-406.5m, contains mineralization grading 78.3% U3O8 with associated 35ppm Ni, 30ppm Co, 0.5ppm As, 26ppm Zn, 221ppm Ag, 284ppm Cu, and 9.83% Pb. Some intersections can have significantly higher values for many trace elements, e.g., WR-287, from 408.5-409.0m, contains 26.8% U3O8, 461ppm Ni, 119ppm Co, 170ppm As, 1070ppm Zn, 11.2ppm Ag, 3200ppm Cu, and 2.25% Pb.

9.2	Areas of Mineralization

The Phoenix Deposit mineralization occurs at the unconformity contact between rocks of the Athabasca group and underlying lower Proterozoic Wollaston Group metasedimentary rocks.

Mineralization and alteration has been traced over a strike length of 900m. Since the discovery hole WR-249 was drilled in 2008, 106 drill holes have reached the target depth (Figure 9.1), identifying two distinct zones (Zone A and B) of high-grade mineralization.

9.3	Alteration

Alteration is classical unconformity-associated style, with a form and nature similar to other Athabasca Basin deposits. The sandstones are altered for as much as 200m above the unconformity (Figures 9.2 and 9.3), and exhibit varying degrees of silicification and desilicification (which causes many technical drilling problems), as well as dravitization, chloritization, and illitization. In addition, hydrothermal hematite and druzy quartz are present in the sandstone and often in the basement rocks. Alteration is focused along structures, propagating upward from the WS shear and associated splays, and probably does not exceed 100m width across strike, making this a relatively narrow target. The basement in the northeast part of the Phoenix Deposit is much more extensively bleached and clay altered than that to the southwest.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 34

ZONE A
ZONE B
N
S
50
25
0
50
100
Meters

Pelite	Cordierite Pelite	WS Thrust Fault
Graphitic Pelite	Semipelite	WS Hangingwall Fault
Graphitic Garnetiferous Pelite	Quartzite	
Garnetiferous Pelite	Pegmatite	

Source: Denison Mines Corp.

September, 2010

Figure: 9-1

DENISON MINES CORP.

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

PHOENIX ZONE A AND ZONE B

DRILL HOLE LOCATION MAP

Figure 9.1: Phoenix Deposit Zone A and Zone B Drill Hole Location Map

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 35

Athabasca Sandstone
±300m
beginning of brick red heamatite
±300m
MFb
322m
MFa
Upper brick red zone of
hydrothermal heamatite
and "pervasive" illite
red zone
>35m
much
desilicification
334m
highest druzy
quartz vein
343m
mixed
desilicified
and
silicified
highest druzy quartz vein
cut by
illite vein - highest illite vein
380m
bleached
zone
65m
all silicified
386m
highest druzy
quartz vein
which is coated with heamatite
401m
Lower "burgundy" red zone
hydrothermal heamatite
400m
grey zone
disseminated uranium
red zone
6m
406m
406m
veins and
massive uranium
406m
U_3O_8
3m
408m
grey zone
4m
illite / sausuritized
409m
No paleoweathered red zone
410m
Unconformity
No paleoweathered red / green zone
bleached
zone
11m
Basement
420m
red lower zone veins cut foliation
illite / sausuritzed feldspar
421m
NOT TO SCALE
paleoweathered green zone
graphitic pelite

Figure: 9-2

DENISON MINES CORP.

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

SCHEMATIC ILLUSTRATING
ALTERATION SEEN IN WR-249

Source: RHW, July 3, 2008

September, 2010

Figure 9.2: Schematic of Alteration

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) – NI 43-101	Page 36

NW
SE
Elevation (meters above sea level)
WR-249
Present Surface
Overburden
MFd
weakly bleached
chlorite
dravite
kaolinite
500m
moderately bleached
illite
chlorite
kaolinite
dravite
MFc
400m
Athabasca Sandstone
weakly bleached
illite
first drusy quartz
much desilicification
300m
MFb
conspicuous hydrothermal hematite pervasive illite
illite
intense desilicification
red zone pervasive illite
kaolinite
dravite
chlorite
illite
200m
Read Formation
intensely bleached zone
red zone
1.06% U3O8 / 2.35m
Unconformity
grey zone
strongly bleached
intense clay
chlorite illite
Pelite
Graphitic Pelite
Garnetiferous Pelite
Quartzite
100m
Crystalline Basement
50 meters

Figure: 9-3

DENISON MINES CORP.

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

ALTERATION IN DRILL HOLE WR-249

Source: Denison Mines Corp.

September, 2010

Figure 9.3: Alteration in Drill Hole WR-249

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 37
10	Exploration
During the period 1978 through 2006, the operator of the Joint Venture conducted many small regional campaigns of exploration drilling to test geophysical anomalies (electromagnetic conductors) located by airborne and ground geophysical surveys across Mineral Leases S-98341 and S-97909 that cover the Phoenix Deposit area.
Since the discovery of Key Lake in 1975-76, the Key Lake exploration model (Dahlkamp and Tan, 1977) has emphasized the geographic association between uranium deposition at, above, or below the unconformity at locations where graphitic pelite units in the basement subcropped against the basal Athabasca sandstone. The graphitic pelite units are commonly intensely sheared in contrast to the physically more competent adjoining rock types that included semipelite, psammite, meta-arkose, or granitoid gneiss. Effective and efficient use of airborne and ground EM systems was used to map moderate-to-high conductive graphitic pelite units versus the relatively resistive and non-conductive quartz-feldspathic rock types.
However, since discovery of the McArthur River deposit in 1988, the McArthur River exploration model (McGill et al, 1993) has emphasized a different association of uranium mineralization and rock type. At McArthur River, one of the most significant rock types in the basement succession is a massive, homogenous, and competent quartzite. Mechanically, particularly compared to the adjacent layered members of the basement stratigraphy, the quartzite is extremely strong, and thus exerts an important control both in basement and post-Athabasca sandstone structural evolution. Both the footwall and hanging wall contacts of the quartzite unit, particularly if these contacts involve highly incompetent rocks such as graphitic pelite, even if these are quite thin, become sites of major thrust, reverse, and strike-slip faults. Although these faults are loci for mineralization; the poor conductivity, low magnetic susceptibilities and specific gravity (density) values associated with the quartzite, as well as other quartzose feldspathic rocks limits the effectiveness of airborne and ground geophysical methods in mapping these basement units overlaid by hundreds of meters of sandstone cover. Thus, borehole geochemistry and drilling are the primary exploration methods.
10.1	2007 Resistivity Survey
Between April-July 2007, Denison conducted a pole dipole-dipole array resistivity survey (Figure 10.1) using Quantec’s Titan 24 DC resistivity technology as an extension of Cameco’s 2003 resistivity survey.
A total of 104.9km of survey was conducted over the North Grid, which eventually would become the critical area.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 38
Results of the resistivity survey were very encouraging and included but not limited to:
•	A very strong resistivity high that delineated the quartzite unit.
•	Two strong resistivity lows were well defined.

•	Both resistivity lows occurred in areas where a previous drill hole had been lost in the Athabasca sandstone (WR-190A; ZR-19).

•	Well defined alteration or resistivity chimneys (alteration chimneys represent clay alteration and structural disruption above unconformity or basement-hosted mineralization) were evident in two main areas between lines 37+00N to 43+00N and lines 52+00N to 60+00N.
During the winter and spring of 2008, the North Grid resistivity survey data was reinterpreted and three drill targets, A, B, and C (Figure 10.2) in the North Grid were proposed. These targets were well defined alteration or resistivity chimneys (alteration chimneys represent clay alteration and structural disruption above unconformity or basement-hosted mineralization) occurring on lines 37+00N, 43+00N, and 52+00N. All of them were situated close to the hanging wall of the quartzite unit in areas where previous attempts to drill ground EM conductors (the WS and the REa) had failed to reach the unconformity. Drill hole WR-190A, for example, drilled in 2003, was abandoned in the Athabasca sandstone.
The 2D inversion cross-section (Figure 10.3) shows that the location of the unconformity is well constrained from numerous previous drill holes and is generally conformable with the 2,400 ohm-meter resistivity contour. There is a very distinct resistivity low that cuts up into the Athabasca sandstone immediately to the northwest of the WS ground EM conductor; this is the resistivity chimney. Targets B and C have very similar characteristics.

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 39

2007 Resistivity Survey
J.V. Property Boundary
North Grid Targets
Target Location WR-249
Wheeler River - Camp
McGowan Lake
N
S
W
E
1000 500 0 1000 2000
Meters

Figure: 10-1

TARGET AREA

DENISON MINES CORP.

PHOENIX DEPOSIT
Northern Saskatchewan, Canada
2007 RESISTIVITY SURVEY

Source: Denison Mines Corp.

September, 2010

Figure 10.1: Resistivity Survey

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 40

105°23'W
RW
R
RE
S-98340
ZR17
ZR19
5017b
ZR09
ZR10
ZR11
Claim Line
REa
ZR18
WR-250
WR-250A
C
S-98341
5600
ZR12
ZR13
ZR15
A
5200
FIG. 7.4
WSa
WR-249
A
WR190A
A1
4300
4800
B
WR-251
Trace of Phoenix Deposit
WS
S-97909
REc
4000
4300
J.V. Property Boundary
57°30'N
3700
3400
WS
Ground EM Conductor
Existing Drill Hole
Proposed Hole (to test the resistivity anomalies)
4300 Resistivity Grid Line
500 meters

Figure: 10-2

DENISON MINES CORP.

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

PROPOSED AND ACTUAL DRILL TARGETS

Source: Denison Mines Corp.

September, 2010

Figure 10.2: Proposed and Actual Drill Targets

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 41
Figure 10.3: Line 4300 2D Resistivity Inversion Cross Section

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 42
10.2	2008 Exploration Drilling
In the summer 2008, the first drill hole WR-249, located 7km northeast of the previous work in the Wheeler River area, along geophysics line 43+00N (Target A -Figures 10.2 and 10.3) was spotted 90m northwest of WR-190A along the hanging wall of the quartzite ridge. WR-249 encountered strong desilicification, silicification, hydrothermal hematite, druzy quartz, and increased fracture density. The alteration became progressively more intense towards the unconformity coupled by a well-developed, grey pyrite zone, with extremely fine-grained pyrite that provided a strong visual contrast to adjoining bleached zones (Figure 9.3). At 406.65m, the hole intersected a 2.35m thick zone of disseminated and massive uranium mineralization with an assay grade 1.06% U3O8.
Photo 1: WR-249 Mineralized Zone

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 43
Target C, located on a separate resistivity low (Figures 10.2 and 10.3) nearly 1km north-northeast of WR-249, was tested by drill hole WR-250. This hole was lost in overburden at 80m and was restarted as WR-250A. Although WR-250A intersected strongly altered sandstone including intense hematization, the basement consisted of granitic pegmatites and quartzite and no mineralization was intersected.
Target B was tested by drill hole WR-251 (Figures 10.2 and 10.3), located 600m southwest of WR-249. WR-251 intersected similar alteration evident in WR-250A and included three mineralized zones occurring both at the unconformity and in the basement. The best intersection graded 0.775% U3O8 over 2.25 m.
Denison completed 7 diamond drill holes for a total of 2,919.5m during the summer of 2008.
10.3	2009 Exploration Drilling
During 2009, 31 diamond drill holes totalling 14,976.8m were drilled along the Phoenix Deposit trend.
10.4	2010 Exploration Drilling
During 2010, 57 diamond drill holes totalling 27,402.3m were drilled along the Phoenix Deposit trend. The Phoenix Deposit database contains 102 drill holes totalling 48,920.4m of diamond drilling from surface, of which 77 holes totalling 36,115.2m delineate Zones A and B (Table 10.1).
Table 10.1: Diamond Drilling Programs — Phoenix Deposit (Zones A & B) — Wheeler River Project

Drilling Program	Number of Holes	Meters Drilled
Summer 2008	1	459.3
Winter 2009	12	5643.6
Summer 2009	7	3119
Fall 2009	13	6551.7
Winter 2010	12	5556.8
Summer 2010	32	14784.8

Total	77	36115.2

Zone A	45	20518.4
Zone B	32	15137.8
There are 1,498 U3O8 analyses totalling 569m in the Phoenix Deposit (Zones A & B) — Wheeler River Project database. Of these, 1,038 U3O8 analyses totalling 385.46m are in Zone A and 235 U3O8 analyses totalling 96.7m are in Zone B.

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 44
11	Drilling
Diamond drilling on the Phoenix Deposit is the principal method of exploration and mineralization delineation after initial geophysical surveys. Drilling can generally be conducted year round on Phoenix. Drill holes on Phoenix are numbered with a prefix of the project (WR) followed by the hole number, with almost all drill holes being drilled vertically or at 80 degrees from surface to the target at depth.
11.1	Drilling Methodologies
Delineation diamond drilling at Phoenix was primarily NQ (47.6mm) in holes WR-249 through WR-275 and HQ (63.5mm) reducing down to NQ at 350m in holes WR-276 through WR-354, with most holes penetrating into the basement. In general, drilling in the higher grade areas of Zones A and B has been conducted on a nominal drill hole grid spacing of 25m to 50m NE-SW by 10m NW-SE. However, some additional infill holes were drilled primarily to test the spatial continuity of the mineralization. The most notable result from drilling to date is the intersection of 6.0m (5.9m true thickness) of 62.60% U3O8 in hole WR-273 (Photo 2) and 1.5m of 81.30% U3O8 in hole WR-305. The bulk of the flat lying high-grade mineralization is positioned at and sub parallel to the unconformity. Figure 9.1 shows drill hole collar locations in the Zone A and Zone B trends.
Photo 2: WR-273 Mineralized Zone
To date, the Phoenix Deposit Zone A and Zone B deposits have been drill tested for roughly 1km of strike length at nominal 25-50m spacing, and appears closed along strike to the northeast and southwest. The mineralization is primarily sandstone-hosted monomineralic uraninite, as pitchblende. Most mineralization occurs at or above the unconformity and is associated with a steeply easterly-dipping, graphitic pelite basement unit, which has a maximum thickness of 75m. Mineralization is generally located along the eastern margin of the quartzite ridge, within 25m of the lithological contacts of this unit. The mineralization is also directly associated with a thin, generally <1m-wide, graphitic structure termed the WS shear. This is the only structural control recognized to date.
Complete listings of all the drill holes that intersect the Zone A and Zone B ore bodies are included in Table 12.1, Section 12.1. Well-established drilling industry practices were used in the drilling programs, including wireline core drilling.

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 45
11.2	Drill Hole Collar Field Locations and Survey
The collar locations of drill holes are spotted on a grid and collar sites are surveyed by differential base station GPS using the UTM NAD-83(Zone 13) reference datum.
11.3	Downhole Directional Surveys
The three-dimensional location of all the Phoenix Deposit holes is determined with a Reflex instrument in single point mode, which measures the dip and azimuth at 50m intervals down the hole with an initial test taken 6m below the casing and a final at the bottom. All mineralized and non-mineralized holes within the deposit are cemented from approximately 25m below the mineralized zone to approximately 25m above the zone.
11.4	Radiometric Probing
Probing with a Mount Sopris gamma logging unit employing a triple gamma probe (2GHF-1000) was completed systematically on every drill hole. The 2GHF-1000 modified triple gamma probe measures natural gamma radiation using three different type detectors: one 0.5“x1.5” NaI crystal assembly and two Geiger Mueller (G-M) tubes installed above the NaI detector. These G-M tubes have been used successfully to determine ore grade in very high concentrations of U3O8. By utilizing three different detector sensitivities (the sensitivity of the detectors is drastically different from one detector to another), these probes can be used in exploration and production projects with a wide variation in ore grade. Accurate concentrations can be measured in uranium ore grades ranging from less than 0.1% to as high as 80% U3O8. Data is logged from all 3 detectors at a speed of 15m/min down hole and 5m/min up hole through the drill rods.
11.4.1	Natural Gamma
Gamma-ray measurements detect variations in the natural radioactivity originating from changes in concentrations of the trace elements uranium (U) and thorium (Th) as well as changes in concentration of the major rock forming element potassium (K). Since the concentrations of these naturally occurring radio-elements vary between different rock types, natural gamma-ray logging provides an important tool for lithologic mapping and stratigraphic correlation. For example, in sedimentary rocks, sandstones can be easily distinguished from shales due to the low potassium content of the sandstones compared to the shales. However, the greatest value of the gamma ray log in uranium exploration is determining equivalent ore grade.

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 46
The natural gamma measurement is made when the detector, which when struck by a gamma ray emits a pulse of light. This pulse of light is then amplified by a photo multiplier tube, which outputs a current pulse. The current pulse is carried up a conductive cable and processed by a logging system computer which stores the raw gamma measurement as counts per second (“cps”) data.
11.4.2	CPS to Equivalent U3O8 Grade Conversion
The basis of the indirect uranium grade calculation (referred to as “e U3O8” for “equivalent U3O8”) is the sensitivity of the detector used in the probe which is the ratio of cps to known uranium grade and is referred to as the probe calibration factor. Each detector’s sensitivity is measured when it is first manufactured and is also periodically checked throughout the operating life of each probe against a known set of standard “test pits,” with various known grades of uranium mineralization or through empirical calculations. Application of the calibration factor, along with other correction factors, allows for immediate grade estimation in the field as each drill hole is logged.
Downhole cps data is subjected to a complex set of mathematical equations, taking into account the specific parameters of the probe used, speed of logging, size of bore hole, drilling fluids and presence or absence of any type of drill hole casing. The result is an indirect measurement of uranium content within the sphere of measurement of the gamma detector. An in-house developed computer program known as GAMLOG converts the measured counts per second of the gamma rays into an equivalent percent U3O8 (e% U3O8). GAMLOG is based on other “standard” grade calculation programs that have been developed over the years within the uranium industry using the Scott’s Algorithm developed in 1962.

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 47
12	Sampling Method and Approach
Diamond drilling along the deposit, an area 1km long by 150m wide, labeled Zone A and Zone B, has been done at a nominal drill hole fence spacing of roughly 30m (NE-SW), with holes at 10m (NW) spacing along the fences.
12.1	Drill Core Handling and Logging Procedures
At each drill site, core is removed from the core barrel by the drillers and placed directly into three row NQ wooden core boxes with standard 1.5m length (4.5m total) or two row HQ wooden boxes with standard 1.5m (3m total). Individual drill runs are identified with small wooden blocks, onto which the depth in meters is recorded. Diamond drill core is transported at the end of each drill shift to an enclosed core-handling facility at the Wheeler River camp. The core handling procedures at the drill site are industry standard. Drill holes are logged at the Wheeler River camp core logging facilities with all core logging and sampling being conducted by Denison personnel.
Before samples are taken for assay, the core is photographed, descriptively logged, measured for structures, surveyed with a scintillometer, and marked for sampling. Sampling of the holes for assay is guided by the radiometric logs and readings from a hand-held scintillometer. Scintillometer readings are taken throughout the hole as part of the logging process, usually at three-meter intervals and are an average of the interval. In mineralized zones, where scintillometer readings are above five times background (approximately 500cps depending on the scintillometer being used), readings are recorded over 10cm intervals and tied to the run interval blocks. The scintillometer profile is then plotted on strip logs to compare and adjust the depth of the down-hole gamma logs. Core trays are marked with aluminum tags as well as felt marker.
12.2	Drill Core Sampling
Denison obtains assays for all the cored sections through mineralized intervals. All mineralized core is measured with a hand-held spectrometer Radiation Solutions RS-120 Spectrometer by removing each piece of drill core from the ambient background, noting the most pertinent reproducible result in counts per second (cps), and carefully returning it to its correct place in the core box. Any core registering over 500cps is flagged for splitting and sent to the lab for assay. Early drill holes were sampled using variable intervals (0.2-1.0m), but after drill hole WR-253, were sampled using 0.5m length. Barren samples are taken to flank both ends of mineralized intersections, with flank sample lengths at least 0.5m on either end, but may be significantly more in areas with strong mineralization.
All cores are split with a hand splitter according to sample intervals marked on the core, which is 50cm. One-half of the core is preserved for future reference and the other half is bagged, tagged, and sealed in a plastic bag. Bags of samples for geochemical or clay analyses are placed in large plastic pails and sealed for shipping. Bags of mineralized samples are sealed for shipping in metal or plastic pails depending on the radioactivity level.

SRK Consulting Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 48
Several types of samples are collected routinely from drill core at Phoenix. These include:
•	systematic composite geochemical samples of both Athabasca sandstone and metamorphic basement rocks to characterize clay alteration and geochemical zoning associated with mineralization;
•	selective grab samples and split-core intervals for geochemical quantification of geologically-interesting material and mineralized material, respectively;
•	samples collected for determination of specific gravity — dry bulk density; and
•	non-geochemical samples for determination of mineralogy to assess alteration patterns, lithology types, and mineralization characteristics.
Selective samples form a quantitative assessment of mineralization grade and associated elemental abundances, while the systematic and mineralogical samples are collected mainly for exploration purposes to determine patterns applicable to mineral exploration. These sampling types and approaches are typical for uranium exploration and definition drilling programs in the Athabasca Basin.
Denison collects a suite of samples from each drill hole for determining the content and distribution of trace elements, uranium, and clay minerals (alteration). For ICP-MS analysis (Section 13) from the collar to approximately 350m, sandstone samples are taken at 10m intervals, from 350m to the unconformity, sandstone samples are collected on five-meter intervals. In the basement, Denison samples on five-meters intervals. For ICP-OES analysis (Section 13), Denison samples on 0.5m spacing through the mineralized zone. For the determination of clay alteration species in the sandstone column, Denison collects samples for analyses using a PIMA analyzer. Throughout the sandstone section, a 2-3cm chip sample of core is collected every 10m up to 350m, then every 5m to end of hole. Near the unconformity, the sample interval is shortened as needed. PIMA samples are also collected as needed throughout the altered basement rocks.
Prior to splitting, representative samples are selected, based on various host rocks and mineralization styles. These samples are then dried for a minimum of two to three days. Dry bulk densities are determined by the water immersion method; when weighed in water, the samples are wrapped in waterproof plastic film. Bulk densities are determined for 50cm core lengths to correspond to the sample interval.
12.3	Core and Use of Probe Data
The mineralized zones (sandstones or basement), are moderately to strongly altered, and occasionally disrupted by fault breccias. Grade determinations in mineralized rock, relies primarily on chemical assays of drill core. Given the high rate of core recovery within the mineralized zone, chemical assays are reliable. Locally, core can be broken and blocky, but recovery is generally good with an average overall 91% recovery. Local intervals of up to 5m with only 80% recovery have been encountered due to washouts during the drilling process. Where 20% or more of a composited interval is not recovered during drilling (core loss), or where no geochemical sampling has occurred across a mineralized interval, uranium grade determination has been supplemented by radiometric probing (gamma surveys using down-hole probing in all drill holes). The conversion coefficients for conversion of probe counts per second to %e U3O8 equivalent uranium grades are based on the calibration results obtained at the Saskatchewan Research Council (SRC) uranium calibration pits (sodium iodide crystal) and empirical values developed in-house (Sweet and Petrie, 2010) for the triple-gamma probe.

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The Saskatchewan Research Council (SRC) down-hole probe calibration facilities are located in Saskatoon, SK. The calibration facilities test pits consist of four variably-mineralized holes. The gamma probes are tested a minimum of four times per year, usually before and after both the winter and summer field seasons.
A list of the composited drilling intercepts on the project is presented in Table 12.1. The results are composited to a minimum grade of 0.1% U3O8 and a minimum grade thickness (length in meters) product (“GT”) of 0.1. Results reported are mainly geochemical results from analyses of uranium by ICP-OES and % U3O8 at the SRC Laboratories, as is documented in Section 13.2.
Table 12.1: List of Drill hole Intersections — Phoenix Deposit (Zones A & B) — Wheeler River Project

	Assay
	Sample	From		Thick	Grade	Grade	Cutoff
Hole No.	Type	(m)	To(m)	(m)	(%U3O8)	Thickness	(%U3O8)	Target
WR-249	Assay	406.15	407.15	1.00	0.1	0.1	0.1	Zone A
WR-249	Assay	407.65	409.00	1.35	1.8	2.5	0.1	Zone A
WR-256	Probe	411.60	411.70	0.00	0.0	0.0	0.1	Zone B
WR-258	Assay	397.00	402.50	5.50	11.8	65.0	0.1	Zone B
WR-259	Assay	397.00	403.00	6.00	13.4	80.3	0.1	Zone B
WR-260	Assay	396.20	397.20	1.00	0.4	0.44	0.1	Zone B
WR-261	Assay	407.50	414.50	7.00	1.9	13.0	0.1	Zone B
WR-264A	Probe	397.85	397.95	0.00	0.0	0.0	0.1	Zone B
WR-266	Assay	414.50	417.00	2.50	1.6	4.0	0.1	Zone B
WR-267	Assay	405.00	408.50	3.50	20.0	69.9	0.1	Zone A
WR-267	Assay	410.00	411.50	1.50	0.1	0.2	0.1	Zone A
WR-268	Assay	409.50	414.00	4.50	9.3	41.7	0.1	Zone A
WR-268	Assay	417.50	418.50	1.00	1.6	1.6	0.1	Zone A
WR-269	Probe	407.80	409.80	2.00	1.1	2.2	0.1	Zone A
WR-269	Probe	414.80	416.30	1.50	2.6	3.9	0.1	Zone A
WR-271	Assay	397.05	397.15	0.00	0.0	0.0	0.1	Zone B
WR-272	Assay	411.00	415.50	4.50	4.1	18.6	0.1	Zone A
WR-273	Assay	405.00	411.00	6.00	62.6	375.6	0.1	Zone A
WR-274	Assay	410.70	420.50	9.80	3.9	37.9	0.1	Zone A
WR-274	Assay	425.00	426.40	1.40	0.6	0.7	0.1	Zone A
WR-274	Assay	429.00	430.50	1.50	2.8	4.3	0.1	Zone A
WR-275	Probe	409.85	409.95	0.00	0.0	0.0	0.1	Zone A

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	Assay
	Sample	From		Thick	Grade	Grade	Cutoff
Hole No.	Type	(m)	To(m)	(m)	(%U3O8)	Thickness	(%U3O8)	Target
WR-276	Assay	411.00	415.00	4.00	0.9	3.6	0.1	Zone A
WR-276	Assay	419.50	420.50	1.00	0.7	0.7	0.1	Zone A
WR-276	Assay	422.00	424.00	2.00	1.6	3.1	0.1	Zone A
WR-281	Assay	406.00	407.50	1.50	2.7	4.1	0.1	Zone A
WR-281	Assay	417.20	418.20	1.00	0.3	0.3	0.1	Zone A
WR-282	Probe	399.15	399.25	0.00	0.0	0.0	0.1	Zone A
WR-283	Probe	403.45	403.55	0.00	0.0	0.0	0.1	Zone A
WR-286	Assay	398.50	407.50	9.00	16.8	151.2	0.1	Zone A
WR-286	Assay	410.50	412.00	1.50	0.3	0.4	0.1	Zone A
WR-287	Probe	402.00	410.50	8.50	24.4	207.0	0.1	Zone A
WR-288	Probe	402.15	402.25	0.00	0.0	0.0	0.1	Zone A
WR-290	Assay	399.00	401.00	2.00	0.8	1.6	0.1	Zone A
WR-290	Assay	403.00	409.00	6.00	6.7	40.3	0.1	Zone A
WR-290	Assay	415.00	416.50	1.50	1.9	2.9	0.1	Zone A
WR-291A	Assay	393.00	395.50	2.50	12.4	31.0	0.1	Zone B
WR-292	Assay	398.00	405.50	7.50	4.9	37.1	0.1	Zone A
WR-293	Assay	418.00	419.00	1.00	0.7	0.7	0.1	Zone B
WR-294	Probe	397.50	400.00	2.50	2.5	6.4	0.1	Zone B
WR-295	Probe	392.50	394.50	2.00	0.3	0.6	0.1	Zone B
WR-295	Probe	400.50	401.50	1.00	0.1	0.1	0.1	Zone B
WR-299	Assay	401.00	406.00	5.00	11.2	56.1	0.1	Zone A
WR-299	Assay	411.50	413.00	1.50	0.5	0.7	0.1	Zone A
WR-300	Assay	407.50	422.00	14.50	8.0	116.5	0.1	Zone A
WR-301	Assay	405.00	413.50	8.50	1.9	16.3	0.1	Zone A
WR-302	Assay	406.00	414.50	8.50	9.1	77.2	0.1	Zone A
WR-303	Probe	414.25	414.35	0.00	0.0	0.0	0.1	Zone A
WR-305	Assay	402.00	408.50	6.50	31.7	205.9	0.1	Zone A
WR-305	Assay	410.50	416.50	6.00	1.4	8.7	0.1	Zone A
WR-305	Assay	420.00	421.00	1.00	0.4	0.4	0.1	Zone A
WR-306	Assay	406.50	414.00	7.50	33.2	249.3	0.1	Zone A
WR-306	Assay	421.50	422.50	1.00	2.3	2.3	0.1	Zone A
WR-307	Probe	406.65	406.75	0.00	0.0	0.0	0.1	Zone A
WR-308	Assay	404.50	406.50	2.00	2.2	4.3	0.1	Zone A
WR-311	Assay	402.50	408.50	6.00	7.4	44.7	0.1	Zone A
WR-313	Probe	415.05	415.15	0.00	0.0	0.0	0.1	Zone A
WR-315	Probe	412.95	413.05	0.00	0.0	0.0	0.1	Zone A
WR-318	Assay	400.40	401.40	1.00	0.2	0.2	0.1	Zone A
WR-318	Assay	402.90	412.90	10.00	8.1	80.9	0.1	Zone A
WR-318	Assay	415.40	421.40	6.00	0.4	2.6	0.1	Zone A
WR-318	Assay	432.00	433.50	1.50	0.2	0.3	0.1	Zone A
WR-318	Assay	435.50	437.50	2.00	0.1	0.3	0.1	Zone A

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	Assay
	Sample	From		Thick	Grade	Grade	Cutoff
Hole No.	Type	(m)	To(m)	(m)	(%U3O8)	Thickness	(%U3O8)	Target
WR-327	Assay	401.50	409.00	7.50	2.0	14.7	0.1	Zone A
WR-329	Probe	397.05	400.15	3.10	0.2	0.7	0.1	Zone A
WR-329	Probe	409.45	410.95	1.50	0.3	0.4	0.1	Zone A
WR-330	Assay	403.00	406.00	3.00	1.4	4.3	0.1	Zone A
WR-331	Probe	401.25	401.35	0.00	0.0	0.0	0.1	Zone A
WR-332	Probe	414.85	414.95	0.00	0.0	0.0	0.1	Zone A
WR-333	Assay	397.40	399.90	2.50	34.8	87.1	0.1	Zone B
WR-333	Assay	401.90	403.40	1.50	0.2	0.3	0.1	Zone B
WR-334	Assay	407.00	412.50	5.50	6.6	36.1	0.1	Zone A
WR-334	Assay	414.00	415.50	1.50	1.0	1.5	0.1	Zone A
WR-334	Assay	419.50	422.50	3.00	0.7	2.1	0.1	Zone A
WR-335	Assay	402.00	404.50	2.50	4.9	12.3	0.1	Zone A
WR-335	Assay	406.00	407.50	1.50	0.8	1.2	0.1	Zone A
WR-335	Assay	409.50	410.50	1.00	0.3	0.3	0.1	Zone A
WR-336	Probe	394.65	394.75	0.00	0.0	0.0	0.1	Zone B
WR-337	Probe	412.05	413.35	1.30	0.2	0.2	0.1	Zone A
WR-338	Probe	408.45	408.55	0.00	0.0	0.0	0.1	Zone A
WR-339	Probe	398.35	398.45	0.00	0.0	0.0	0.1	Zone B
WR-340	Probe	408.05	408.15	0.00	0.0	0.0	0.1	Zone A
WR-341A	Assay	401.00	402.00	1.00	0.4	0.4	0.1	Zone B
WR-342	Assay	406.50	413.00	6.50	19.0	123.7	0.1	Zone A
WR-342	Assay	414.50	415.50	1.00	0.2	0.2	0.1	Zone A
WR-343	Assay	409.50	415.50	6.00	7.4	44.7	0.1	Zone A
WR-344	Assay	400.00	404.00	4.00	1.5	6.1	0.1	Zone B
WR-345	Assay	402.00	406.00	4.00	20.3	81.0	0.1	Zone A
WR-345	Assay	409.50	411.00	1.50	2.5	3.8	0.1	Zone A
WR-345	Assay	429.00	430.00	1.00	0.1	0.1	0.1	Zone A
WR-346	Assay	403.80	405.80	2.00	0.4	0.8	0.1	Zone A
WR-346	Assay	408.30	409.30	1.00	0.9	0.9	0.1	Zone A
WR-347	Assay	398.60	404.60	6.00	5.9	35.4	0.1	Zone A
WR-348	Assay	389.00	396.00	7.00	4.9	34.1	0.1	Zone B
WR-349	Probe	430.95	431.95	1.00	0.4	0.4	0.1	Zone A
WR-350	Probe	391.35	391.45	0.00	0.0	0.0	0.1	Zone B
WR-351	Probe	387.35	388.35	1.00	8.7	8.7	0.1	Zone B
WR-352	Probe	413.75	413.85	0.00	0.0	0.0	0.1	Zone A
WR-353	Probe	384.25	385.55	1.30	0.5	0.6	0.1	Zone A
WR-354	Probe	410.25	411.45	1.20	0.1	0.1	0.1	Zone A

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13	Sample Preparation, Analyses and Security
As described in Section 12, core from the Phoenix Deposit is photographed, logged, marked for sampling, split, bagged, and sealed for shipment by Denison personnel at their field logging facility. All samples for assay or geochemical analyses are sent to the SRC Geoanalytical Laboratories in Saskatoon. Samples for clay analyses are sent to Rekasa Rocks Inc., in Saskatoon. All samples for geochemical or clay analyses are shipped to Saskatoon by airfreight or ground transport. All samples for U3O8 assays are transported by land, to the SRC lab, by Denison personnel. SRC performs sample preparation on all samples submitted to them. There is no sample preparation involved for the samples sent for clay analyses.
The following sections are taken from the SRC September 22, 2010 SRC Geoanalytical Laboratories Denison Mines Inc. Sample Report and SRC 2009 documentation.
13.1	Sample Preparation and Analytical Procedures
13.1.1	Sample Receiving
Samples are received at the site as either dangerous goods (qualified Transport of Dangerous goods (TDG) personnel required) or as exclusive use only samples (no radioactivity documentation attached). On arrival, samples are assigned an SRC group number and are entered into the Laboratory Information Management System (LIMS).
All received sample information is verified by sample receiving personnel: sample numbers, number of pails, sample type/matrix, condition of samples, request for analysis, etc. The samples are then sorted by radioactivity level. A sample receipt and sample list is then generated and e-mailed to the appropriate authorized personnel at Denison. If there are any discrepancies between the paperwork and samples received SRC notifies Denison.
13.1.2	Sample Sorting
To ensure that there is no cross contamination between sandstone and basement, non-mineralized, low level, and high-level mineralized samples, they are sorted by their matrix and radioactivity level. Samples are firstly sorted in their group into matrix type (sandstone and basement/mineralized).
Then the samples are checked for their radioactivity levels. Using a Radioactivity Detector System, the samples are classified into one of the following levels:
•	“Red Line” (minimal radioactivity) <500 counts/second

•	“1 Dot” 500 — 1999 counts/second

•	“2 Dots” 2000 — 2999 counts/second

•	“3 Dots” 3000 — 3999 counts/second

•	“4 Dots” 4000 — 4999 counts/second
•	“UR” (unreadable) >5000 counts/second
The samples are then sorted into ascending sample numerical order and transferred to their matrix designated drying oven.

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13.1.3	Sample Preparation
After the drying process is complete, “Red line” and “1 dot” samples are sent for further processing (crushing and grinding) in the main Geoanalytical laboratory. This is done in the Basement preparation area. All radioactive samples at “2 dots” or higher are sent to a secure radioactive facility for the same sample preparation. Plastic snap top vials are labelled according to sample numbers and sent with the samples to the appropriate crushing room. All highly radioactive materials are kept in a radioactive bunker until they can be transported by TDG trained individuals to the radioactivity facility for processing.
Rock samples are jaw crushed to 60% at -2mm, the samples are placed into the crusher (one at a time) and the crushed material is put through the splitter; the operator ensures the distribution of the material is even so there is no bias in the sampling. One portion of the material is placed into the plastic snap top vial and the other is put in the sample bag (reject). The first sample from each group will be checked for crushing efficiency by screening the vial of rock through a 2mm screen. A calculation is then carried out to ensure 60% of the material is -2mm. If the QC check fails the crushing is redone and checked for crushing efficiency; if it still fails the QC department is notified and corrective action taken.
The crusher, crusher catch pan, splitter, and splitter catch pan is cleaned between each sample/group using compressed air.
The reject material is returned in its original sample bag and archived in a plastic pail with the appropriate group number marked on the outside of the pail. The vials of material are then sent to grinding; each vial of material is placed in pots (6 pots per grind) and ground for 2 minutes. The material is then returned to the vials. The operator then shakes the vial to check the fineness of the material; they are looking for visible grains or listening to for rattling. The sample is then screened through a 106µm sieve, using water. The sample is then dried and weighed, to pass the grinding efficiency QC there must be over 90% of the material at -106µm. The material is then transferred to a labelled plastic snap top vial.
The pots are cleaned out with silica sand and blown out with compressed air at the start of each group. In the radioactive facility the pots are cleaned with water. Once sample pulps are generated they are then returned to the main laboratory to be chemically processed prior to analysis. All containers are identified with sample information and their radioactivity status at all times. When the preparation is completed the radioactive pulps are then returned to a secure radioactive bunker, until they can be transported back to the radioactive facility. All rejected sample material not involved in the grinding process is returned to the original sample container. All highly radioactive materials are stored in secure radioactive designated areas.

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13.1.4	Sample Analysis (SRC 2009).
Method: ICP1-Uranium Multi-Element Exploration Analysis by ICP-OES
Method Summary: In ICP-OES analysis, the ICP ionizes the atomized sample material and the ions then emit light (photons) of a characteristic wavelength for each element, which is recorded by optical spectrometers. Calibrations against standard materials allow this technique to provide a quantitative geochemical analysis.
The package includes 62 analysis (46-total digestion, 16-partial digestions), with nine analytes being analyzed for both partial and total digestions (Ag, Co, Cu, Mo, Ni, Pb, U, V, and Zn) plus boron. These samples may also be analyzed for Au by fire assay means.
Partial Digestion: An aliquot of pulp is digested in a digestion tube in a mixture of HNO3:HCl, in a hot water bath for approximately 1 hour, then diluted to 15ml using de-ionized water.
Total Digestion: An aliquot of pulp is digested to dryness in a hot block digestor system using a mixture of concentrated HF:HNO3:HClO4. The residue is dissolved in 15 ml of dilute HNO3.
Method: U3O8 wt% Assay — The Determination of U3O8 wt% in Solid Samples by ICP-OES
Method Summary: When ICP1 U values are >=1,000pmm sample plups are re-assayed for U3O8 using SRC’s ISO/IEC 17025:2005-accredited U3O8 (wt%) method. In the case of uranium assay by ICP-OES, a pulp is already generated from the first phase of preparation and assaying (discussed above).

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Figure 13.1: Phoenix Deposit U3O8 (wt%) Versus U3O8 from U Partial
Aqua Regia Digestion: An aliquot of sample pulp is digested in a 100ml volumetric flask in a mixture of 3:1 HCl:HNO3, on a hot plate for approximately 1 hour, then diluted to volume using de-ionized water. Samples are diluted prior to analysis by ICP-OES.
Instrument Analysis: Instruments in the analysis are calibrated using certified commercial solutions. The instruments used were PerkinElmer Optima 300DV, Optima 4300DV or Optima 5300DV.
Detection Limits: 0.001 U3O8%
Method: ICPMS1 — The Multi-Element Determination of Sandstone Samples by ICP-MS
Method Summary: In ICP-MS analysis, the ions are separated in a mass spectrometer on the basis of their mass-to-charge ratio, allowing determination of ions with atomic masses from 7 to 250. A series of detectors produce signals proportional to the concentration of the individual ions with analytical detection limits in the parts per billion range. Perkin-Elmer instruments (models Optima 300DV, Optima 4300DV, and Optima 5300DV) are currently in use. The samples generally analyzed by this package are non-radioactive, non-mineralized sandstones and basement rocks.
Total Digestion: An aliquot of pulp is digested to dryness in a hot block digestor system using a mixture of ultra pure concentrated acids HF:HNO3:HClO4. The residue is dissolved in 15 ml of 5% HNO3 and made to volume using de-ionized water prior to analysis.

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Partial Digestion: An aliquot of pulp is digested in a mixture of ultra pure concentrated nitric and hydrochloric acids (HNO3:HCl) in a digestion tube in a hot water bath then diluted to 15ml using de-ionized water prior to analysis.
Geochemical Analysis:
ICP-OES: Multi element total digestion:
The ICP MS detection limits for total analysis include all elements except those noted below:
Al2O3, CaO, Fe2O3, K2O, MgO, MnO, Na2O, P2O5, TiO2, Ba, Ce, Cr, La, Li, Sr and Zr.
These elements are analyzed ONLY by ICP for total digestion leaching. Instruments are calibrated using certified commercial solutions. The instruments used were PerkinElmer Optima 300DV, Optima 4300DV or Optima 5300DV.
Partial digestions by ICP MS:
As, Ge, Hg, Sb, Se and Te are done on the partial digestion only, these elements are not suited to the total digestion analysis. The ICP-MS instruments used were Perkin Elmer Elan DRC II.
13.2	QA/QC Information
The SRC laboratory has a Quality Assurance program dedicated to active evaluation and continual improvement in the internal quality management system. The laboratory is accredited by the Standards Council of Canada as an ISO/IEC 17025 Laboratory for Mineral Analysis Testing and is also accredited ISO/IEC 17025:2005 for the analysis of U3O8. The laboratory is licensed by the Canadian Nuclear Safety Commission (CNSC) for possession, transfer, import, export, use, and storage of designated nuclear substances by CNSC License Number 01784-1-09.3. As such, the laboratory is closely monitored and inspected by the CNSC for compliance.
SRC is an independent laboratory, and no associate, employee, officer or director of Denison is, or ever has been, involved in any aspect of sample preparation or analysis on samples from the Phoenix Deposit.
The SRC uses a Laboratory Management System (LMS) for Quality Assurance. The LMS operates in accordance with ISO/IEC 17025:2005 (CAN-P-4E) “General Requirements for the Competence of Mineral Testing and Calibration laboratories” and is also compliant to CAN-P-1579 “Guidelines for Mineral Analysis Testing Laboratories”. The laboratory continues to participate in proficiency testing programs organized by CANMET (CCRMP/PTP-MAL). All analyses are conducted by SRC, a Standards Council of Canada (CCRMP) certified analytical laboratory, which has specialized in the field of uranium research and analysis for over 30-years.

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All instruments are calibrated using certified materials. Within each batch of 40 samples, two quality control samples are prepared (e.g. CG515 or LS4). One in every 40 samples is analyzed in duplicate; the reproducibility of this is 5%. Before the results leave the laboratory the standards, blanks, and split replicates are checked for accuracy, only when the senior scientist is fully satisfied with the results will they be issued. If for any reason there is a failure in the analysis the subgroup affected will be reanalyzed, and checked again. A Corrective Action Report will be issued and the problem is investigated fully to ensure that any measures to prevent the reoccurrence can and will be taken. The laboratory cannot establish any factors, which could have resulted in sample biases. All human and analytical errors are, where possible, eliminated. However if the laboratory suspected any bias the samples are re-analyzed and measures taken to address this.
13.3	Security and Confidentiality
Drill core samples are collected and processed at Denison’s Wheeler River camp facility located on the property, which is off limits to outsiders. Samples are logged, split, bagged and stored in pails designed by Denison staff at the core preparation facility. Because the mineralized drill cores are classified as hazardous materials and must be regulated under transport of dangerous goods, Denison staff have been trained in the proper handling and transport of this and deliver this material from the core facility directly to the SRC facilities without outside contact, generally every two weeks.
SRC considers customer confidentially and security of utmost importance and takes appropriate steps to protect the integrity of sample processing at all stages from sample storage and handling to transmission of results. All electronic information is password protected and backed up on a daily basis. Electronic results are transmitted with additional security features. Access to SRC Geoanalytical laboratories’ premises is restricted by an electronic security system. The facilities at the main lab are regularly patrolled by security guards 24 hours a day.
After the analyses described above are completed, analytical data are securely sent using electronic transmission of the results, by SRC to Denison. The electronic results are secured using WINZIP encryption and password protection. These results are provided as a series of Adobe PDF files containing the official analytical results and a Microsoft Excel spreadsheet file containing only the analytical results.
13.4	Dry Bulk Density Samples
During the fall of 2010, Denison completed a program of dry bulk density sampling from diamond drill core in order to establish bulk density estimates and the density-grade model for the Phoenix Deposit Zone A and B deposits. Samples were selected from the main mineralized zones to represent local major lithologic units, mineralization styles, and alteration types. Density estimates are used to convert estimated volume to tonnage. Density estimates can also be used to weight data points during statistical analyses and operations. For most types of mineralization, this means that samples with higher densities have greater influence on the results. Density weighting prevents grade underestimation.

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Dry bulk density samples were collected from half split core, which had been previously retained in the core box after geochemical sampling. Samples were tagged and placed in sample bags on site, then shipped to the SRC in Saskatoon, Saskatchewan. As of October, 2010, SRC performed density measurements utilizing the wax immersion method and assayed for uranium on a total of 56 samples.
13.4.1	Correlation Between Dry Bulk Density and U3O8 Grade
Correlation analyses of the bulk density values against uranium grades indicate a weak-to-moderate positive correlation between density and uranium grade (U3O8%) as shown in Figure 13.2.
Figure 13.2: Logarithmic Plot of Dry Bulk Density Versus Uranium Grade
The regression curve is relatively flat below 10% U3O8, indicating little correlation between increasing grade and increasing dry bulk density below 10% U3O8. Grades above 10% show a weak-to-moderate positive correlation between dry bulk and high-grade uranium mineralization. There are a number of strongly mineralized samples that have low dry bulk densities which results in significant scatter in dry bulk density values. The lower bulk density values associated with strong mineralized samples is attributed to the amount of clay alteration with the samples. Generally, clay alteration causes decomposition of feldspar and mafic minerals with resultant replacement by lighter clay minerals as well as loss of silica from feldspar that lowers the dry bulk density of the rock.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 59
13.4.2	Application of Dry Bulk Density Results
Resource estimates were completed using the aforementioned bulk (wax) density results. The following polynomial formula was applied to estimate mineral resources at the Phoenix Deposit.
y = 0.0007x2 + 0.0009x + 2.0815
where Y is dry bulk density (g/cm3) and X is the uranium grade in U3O8%.
13.4.3	Other Density Measurements: Pulp-Ratio and Field Specific Gravity
In addition to the dry bulk (wax) measurements, since 2008 SRC made 317 additional specific gravity measurements using the pulp-ratio (pykonmeter) method, while Denison geologists made 173 field specific gravity (SG=relative density) measurements from split core employing a variation of the Hydrostatic Weighing (Displacement). Method to examine laboratory reproducibility and analytical drift. The SG of a sample is determined by comparing the weight of the sample in air to the weight of the sample immersed in a liquid of known density (water). The SG of the sample is based on the equation: SG = Wair/(Wair - Wwater).
Samples are first selected from across mineralized zones. In some cases, the final or “average” SG is based on a composite of 1-3 samples deemed representative of the material across the mineralized interval. Samples were then placed in an air tight sealed bag and weighed in air (dry). The sealed bag was than immersed in a 5-gallon water filled bucket and the samples were reweighed (wet).
Repeated testing under nominally identical conditions also shows there is considerable variability in measured material densities between the SRC pulp ratio and Denison field SG values. These specimen-to-specimen differences are real and result from uncontrollable and sometimes immeasurable deviations in field processing and/or material characteristics such as chemistry and microstructure (Figure 13.3).
The reason for the variation in results is due to the porosity of the rock samples and the open and closed pores within the rock. The wax method seals the rock therefore air will remain within the sample. Open pores on the surface of the sample may be filled with wax therefore the air is removed, however closed pores will have air trapped. The pulp method breaks down the pores, therefore water fills any voids in the sample. Density, volume, and porosity are physical characteristics of solid materials that can be determined by a variety of experimental techniques. However, the value obtained is very likely to be dependent on the technique. This is largely because of the way the measurement technique treats volume in respect to the degree of exclusion of void spaces associated with the sample material (Micromeritics Instrument Corp, 2001).
For these reasons both the pulp-ratio and specific gravity measurements were ignored for this resource evaluation.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 60
Figure 13.3: Comparison of Field Specific Gravity Versus Bulk Dry (Pulp) Density Measurements

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 61
14	Data Verification
In order to verify that the data in the Phoenix Deposit database was acceptable for the mineral resource estimate, a review of the transfer of data from logging through to the final database was completed. The assay data file supplied to Denison was reviewed against assay data obtained directly from SRC. The data files supplied by Denison were comprised of 106 drill holes for Phoenix Deposit that included:
•	Drill hole collar position data (electronic format)

•	Downhole in-hole survey data (hard copy and electronic format)

•	Sample assays (electronic format)

•	Downhole lithology data (electronic format)

•	Structure interpretation (electronic format)
Electronic format indicates that the data was supplied in .xls, .txt or .dxf formatted files.
14.1	Denison QA/QC Program
Denison has developed Quality Assurance and Quality Control (“QA/QC”) procedures and protocols for all exploration projects operated by Denison.
The following details the protocols used by all Denison staff and consultants. The use of very large historic databases, and ongoing compilation and evaluation, allows Denison to target both reconnaissance and detail follow up targets on many of its projects. Differential Global Positional System (“GPS”) locates selected control points on historic and newly cut grids. Diamond drill holes are initially located with respect to local grid coordinates, and are located post-drilling by differential GPS. This GPS allows definition of the surface elevation control, which is critical in location of any unconformity offsets. Denison also collects down hole spatial data that allows determination of the true position of the drill hole, as the azimuth and dip down the hole often varies from that at the collar of the hole.

Denison collects several types of down-hole geochemical data during drilling operations, as follows:
•	Regular samples are taken for clay analysis by (PIMA) spectrometer. The speciation of clays determined by this method helps to characterize proximity to mineralized alteration zones at the unconformity. Less than 10cm3 of sample is collected for this work.

•	Regular samples of core are taken for multi-element geochemical analysis to determine background levels of 53 elements; elevated concentrations of certain elements can then aid in geologic evaluation of the hole. Three selected samples of less than 10cm3 are composited to make up this sample.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 62
•	Selected samples of drill core are sampled based on radiometric data collected during core logging and on the local geology in the hole. This radiometric data is obtained by using a hand held scintillometer. The scintillometer does not allow quantification of grades, but it does help to identify mineralization and therefore guide sample selection for further geochemical analysis and assay. These samples are selected for geochemical analysis and are generally less than 10cm.

•	Following completion of drilling, the hole is flushed with water for an hour to remove any material from the bottom of the hole, and then a radiometric probe is lowered through the rods to within 10m of the bottom of the hole. Readings are taken both on the way down and on the way up. Probe results are presented as “grade equivalent” e% U3O8. The downhole probes are calibrated originally by the manufacturer at test pits with known mineralization in the United States. These probes are also regularly tested in the test pits at a government-owned facility in Saskatoon. In addition, Denison further calibrates the probes by developing a correlation curve of probe grades versus corresponding high-grade assays on split core as received from the laboratory. At the Phoenix Deposit, different sensors are used depending on the observed grade of mineralization at the unconformity as the standard sensors generally become saturated at grades above 20% U3O8.

•	Assay data is collected where the geologist suspects, based on alteration, geology, scintillometer and probe results, that the grade of a sample could be greater than 0.05% U3O8. The start and end points of the sample are marked; Denison strives to keep a constant 0.5-meter sample interval. Flank samples are taken above and below the suspected mineralized interval to geochemically constrain this mineralization. These samples are split longitudinally with a mechanical splitter, and half of the core is archived. The sample is placed in individual plastic bags, a sample tag is placed in the bag and sealed, a corresponding tag is stapled to the core box where the core was removed, and the samples are collected in five-gallon pails for shipment to the analytical lab.

•	Once the diamond drill core is geologically logged but before sampling, the core is photographed, labelled with aluminum tags, and all core is stored in specially constructed core racks out of doors in the event the core needs to be re-logged or re-sampled in the future. High-grade core, which could be a health hazard, is stored in a locked and secured seacan.

•	Sample pails containing material for clay analysis (PIMA) are transported to Saskatoon to a contractor specializing in determination of clay-altered sandstones.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 63
14.2	Drill Hole Database Check
In preparing this report, audits were conducted of historic records to assure that the grade, thickness, elevation, and location of uranium mineralization used in preparing the current uranium resource estimate correspond to mineralization. The quality control measures and the data verification procedures included the following:
•	Surveyed drill hole collar coordinates and drill hole deviations were entered in the database, displayed in plan views and sections and drill collar coordinates were visually compared to the actual locations of the holes.

•	Core logging information was visually validated on plan views and sections and verified against photographs of the core or the core itself when questions were raised during the geological interpretation process.

•	Downhole radiometric probing results were compared with radioactivity measurements made on the core and drilling depth measurements.

•	The uranium grade based on radiometric probing was validated with sample assay results.

•	The information in the database was compared against assay certificates and original probing data files.
The resource database was reviewed and verified as follows: the August 2010 site visit, a series of digital queries, checks of laboratory certificates, and review of Denison’s QA/QC Best Practice Manuals. The drill hole database has been verified on multiple occasions by Denison geologists and external consultants. The resource database is considered adequate to prepare a Mineral Resource estimate.
14.3	Processes for Determining Uranium Content by Gamma Logging
A secondary method of collecting formation data is through extensive use of downhole geophysical probes. The downhole geophysical probes measure natural gamma radiation, from which an indirect estimate of uranium content can be made.
The radiometric (gamma) probe measures gamma radiation, which is emitted during the natural radioactive decay of uranium. The gamma radiation is detected by a sodium iodide crystal, which when struck by a gamma ray emits a pulse of light. This pulse of light is amplified by a photomultiplier tube, which outputs a current pulse. The gamma probe is lowered to the bottom of a drill hole and data is recorded as the tool is withdrawn up the hole. The current pulse is carried up a conductive cable and processed by a logging system computer that stores the raw gamma cps data.
Down hole counts per second (cps) data is subjected to a complex set of mathematical equations, taking into account the specific parameters of the probe used, speed of logging, size of bore hole, drilling fluids and presence or absence of any type of drill hole casing. The result is an indirect measurement of uranium content within the sphere of measurement of the gamma detector. Grades were calculated from corrected counts data using a proprietary software program based on the Scott’s 1962 algorithm (Figures 14.1 and 14.2).

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 64
Figure 14.1: WR-318 Radiometric vs. Assay % U3O8 Values
Figure 14.2: WR-334 Radiometric vs. Assay % U3O8 Values

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 65
14.4	External Laboratory Check Analysis
In addition to the above QA/QC described above, Denison sends one in every 25 samples to the SRC’s Delayed Neutron Counting (“DNC”) laboratory, a separate lab facility located at SRC Analytical Laboratories, 422 Downey Road, Saskatoon, Saskatchewan to compare the values using two different methods, for two separate labs.
The DNC method is specific for uranium and no other elements are analyzed by this technique. The DNC system detects neutrons emitted by the fission of U-235 in the sample, and the instrument response is compared to the response from known reference materials to determine the concentration of uranium in the sample. In order for the analysis to work, the uranium must be in its natural isotopic ratio. Enriched or depleted U cannot be analyzed accurately by DNC.
Per SRC (2009) documents the method summary for the DNC technique as follows. Samples have been previously prepared as pulps for ICP Total Digestion and the pulps are used for the DNC analysis. The pulps are irradiated in a Slowpoke 2 nuclear reactor for a given period of time. After irradiation, the samples are pneumatically transferred to a counting system equipped with 6 helium-3 detectors. After a suitable delay period, neutrons emanating from the sample are counted. The proportion of delayed neutrons emitted is related to the uranium concentration. For low concentrations of uranium, a minimum of 1 gram of sample is preferred, and larger sample sizes (2-5 g) will improve precision. Several blanks and certified uranium ore standards are analyzed to establish the instrument calibration. In addition, control samples are analyzed with each batch of samples to monitor the stability of the calibration. At least one in every 10 samples is analyzed in duplicate. The results of the instrument calibration, blanks, control samples and duplicates must be within specified limits otherwise corrective action is required.
Analysis for U by DNC incorporates four separate flux/site conditions of varying sensitivity to produce an effective range of analysis from 0-150,000ug U per capsule (samples of up to 90% U can be analyzed by weighing a fraction of a gram to ensure that there is no more than 150,000ug U in the capsule). Each condition is calibrated using between three and seven reference materials. For each condition, one of these materials is designated as a calibration check sample. As well, there is an independent control sample for each condition.
There are 48 assay pairs that used both ICP-OES Total Digestion and the DNC assay technique. Figure 14.3, shows the correlation between the SRC Geoanalytical Lab, and the SRC Analytical Lab. DNC technique is not used in any estimation but as a check between assay techniques and labs.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 66
Figure 14.3: U3O8 DNC versus ICP-OES Assay Values
14.5	Sample Blanks and Standards Inserted by Denison
14.5.1	Assay Standards
Analytical standards are used to monitor analytical precision and accuracy, and field standards are used as an independent monitor of laboratory performance. Six uranium assay standards have been prepared for use in monitoring the accuracy and precision of uranium assays received from the laboratory and are inserted into the sample stream at predetermined intervals. During sample processing, the appropriate standard grade is determined, and an aliquot of the appropriate standard is inserted into the analytical stream for each batch of materials assayed.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 67
Figure 14.4: USTD1 Assay
Figure 14.5: USTD2 Assay

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 68
Figure 14.6: USTD3 Assay
Figure 14.7: USTD4 Assay

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 69
Figure 14.8: USTD5 Assay
Figure 14.9: USTD6 Assay

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 70
14.5.2	Insertion of Cameco Assay QC materials
As partners in the Phoenix Deposit (Section 6.1), Denison uses standards provided by Cameco for uranium assays. Cameco standards are added to the sample groups by SRC personnel, using the standards appropriate for each group. As well, for each assay group, an aliquot of Cameco’s blank material is also included in the sample run. In a run of forty samples, at least one will consist of a Cameco Standard and one will consist of a Cameco Blank. The precision for analyses is acceptable, and for the most part the accuracy of the analyses, for the six referenced standards and blank used, is within industry acceptability as shown is the graphs Figures 14-4 thru Figure 14-10 with UL and LL being equal to the mean + or — three standard deviations respectively.
14.5.3	Assay Duplicates
Duplicates are a mandatory component of quality control. Duplicates are used to evaluate the field precision of analyses received, and are typically controlled by rock heterogeniety and sampling practices. Duplicates are prepared by collecting a second sample of the same material, through splitting the original sample, and submitted as an independent sample later in the sample stream. Duplicates are inserted at a minimum rate of 1 per 20 samples in order to obtain a collection rate of 3-5%. The collection may be further tailored to reflect field variation in specific rock types or horizons.
14.5.4	Assay Blanks
Denison employs a lithological blank composed of quartzite to monitor the potential for contamination during sampling, processing and analysis. The selected blank consists of a material that contains lower contents of U3O8 than the sample material but is still above the detection limit of the analytical process. Due to the sorting of the samples submitted for assay by SRC based on radioactivity, the blanks employed must be inserted by the SRC after this sorting takes place, in order to ensure that these materials are ubiquitous throughout the range of analytical grades. In effect, if the individual geologists were to submit these samples, they would invariably be relegated to the minimum radioactive grade level, preventing their inclusion in the higher radioactive grade analyses performed by SRC.

SRK Consulting
Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 71
Figure 14.10: Blank Assay
14.5.5	SRK Assay Database Checks
SRK carried out a check of the digital database used for resource estimation by verifying the resource database against original assay data received from the assay laboratory. The entire digital assay database was verified and only few minor errors due to data rounding were noted. SRK concluded that the assay database was of sufficient quality for resource estimation.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 72
15	Adjacent Properties
Information on adjacent properties is not applicable to this technical report.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 73
16	Mineral Processing and Metallurgical Testing
No representative mineral processing or metallurgical testing studies have been started on the Phoenix Deposit. Phoenix Deposit mineralization has very similar mineralogical and paragenetic characteristics to mineralization in other deposits in the region, including McArthur River, which is currently being mined and milled.
The Phoenix Deposit is located approximately 35km from the Key Lake Mill.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 74
17	Mineral Resource and Mineral Reserve Estimates

17.1	Mineral Resources Reported by Denison
The mineral resources at Phoenix were estimated by Denison based on 100 surface drill holes of which 64 intercepted mineralization. SRK has audited the indicated and inferred mineral resources delineated in Table 17.1 for the Phoenix Deposit. The resource estimates are reported as calculated using inverse distance squared interpolation method. Average grade in Table 17.1 is tonne weighted.
Table 17.1: Indicated and Inferred Resource for the Phoenix Deposit at 0.8% U3O8 Cut-off

		Tonnes	Lbs U3O8
	Classification	(000’s)	(000’s)	Avg. Grade
Zone A	Indicated	89.9	35,638	18.0
Zone B	Inferred	23.8	3,811	7.3

Note:	1)	Denison’s share is 60% of total Mineral Resource

	2)	Inferred Mineral Resources have a great amount of uncertainty as to their existence and as to whether they can be mined economically. It can not be assumed that all or part of the Inferred Mineral Resources will ever be upgraded to a higher classification.

	3)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. No Mineral Reserves have as yet been defined.

	4)	Cut-off grade 0.8% U3O8

	5)	Mineral Resources were estimated with no allowance for mining dilution, mining recovery or process recovery
17.2	Drill hole Database
A mineralized domain located adjacent to the regional unconformity was intersected by 100 diamond drill holes (Figure 17.1 and Figure 17.2) and has delineated two zones of elevated uranium values; Zone A and Zone B. Zone A occupies the northeastern extension of the zone which strikes 52 degrees azimuth. Zone B occupies the southwestern extension of the mineralized zone.
One hundred surface diamond drill holes were drilled on NW-SE oriented sections averaging 27 meters apart (parallel to strike) for Zone A and 32 meters apart (parallel to strike) for Zone B. Each fence typically consisted of 2 drill holes which were targeted to intercept the mineralized zone at the unconformity. Later, infill drilling along the fences brought the total drill holes per fence to 3 or 4 drill holes averaging 12 meters apart (perpendicular to strike) for Zone A and 14 meters apart (perpendicular to strike) for Zone B. Table 17.2 reports the results of the drilling defining the mineralized zone with which this report is concerned.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 75
Table 17.2: Phoenix Deposit — Vulcan Database Records

Table Name	Number of Records
Collar	100
Survey	1,090
Lith	974
U3O8 Assay Values	1,065
eU3O8 Values	711
Composites	678

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 76

N
52 DEGREE AZIMUTH
50 25 0 50 100
METERS
ZONE A
ZONE B
476800 E
477000 E
477200 E
477400 E
6374200 N
6374000 N
WR-340
WR-337
WR-332
WR-300
WR-343
WR-329
WR-301
WR-352
WR-307
WR-330
WR-290
WR-299
WR-349
WR-282
WR-283
WR-327
WR-318
WR-315
WR-345
WR-313
WR-354
WR-308
WR-346
WR-321
WR-267
WR-268
WR-269
WR-272
WR-273
WR-274
WR-312
WR-285
WR-296
WR-304
WR-298A
WR-277
WR-276
WR-275
WR-325
WR-297
WR-279
WR-324
WR-341A
WR-280
WR-310
WR-344
WR-347
WR-289A
WR-265
WR-294
WR-293
WR-331
WR-336
WR-256
WR-295
WR-262
WR-261
WR-258
WR-259
WR-350
WR-351
WR-260

Figure: 17-1

DENISON MINES CORP.

DENISON MINES

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

ORIENTATION

ZONES A & B

Source: Denison Mines Corp.

September 2010

Figure 17.1: Disposition of the Two Mineralized Zones Relative to Each Other

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 77
Table 17.3: Drill hole Spacing for the Phoenix Deposit

			Avg. Dist.
	No. of Drill	Avg. Dist.	Perpendicular to	Avg.	Avg. Depth to
	holes	Along Strike	Strike	Depth	Unconformity
Zone A	44	28	12	457	406
Zone B	16	33	14	465	396
17.3	Cutting High Grade Values
Capping or cutting of high grade samples is sometimes warranted for mineral resource estimation for scenarios when a few extreme high grade outliers may have an undue influence on the estimation process producing an overestimation of the mineral resource. Although the Phoenix Deposit is considered a high grade uranium deposit, adequate sample support and distribution of high grade values through the full grade spectrum precluded the requirement to impose high grade capping. However, the influence of high grade values was restricted during the block estimation process and is discussed in the following sections.
17.4	Geological Interpretation and 3D Solids
Figures 17.1 and Figure 17.2 show the disposition of the mineralized zones at the Phoenix Deposit, their overall orientation and relation to each other. Both zones strike approximately 52 degrees azimuth and occur at the unconformity interface between the Wollaston metasedimentary rocks and the overlying Proterozoic sediments of the Athabasca Group in and near a regional fault denoted as WS. The overall mineralized zone plunges at -2.5 degrees to the northeast.
Mineralization at the Phoenix Deposit was delineated by 64 diamond drill holes drilled to penetrate the unconformable surface. The mineralization does not appear to be restricted by the structural faulting in the basement but occurs in the direct vicinity of where this faulting intersects the sandstone/basement unconformity (Figure 17.2).
Wireframe models for the zones were developed by interpreting the relationship of assayed material recovered as NQ core (during diamond drilling), geologic structure logged in the core, and by employing a 0.1% U3O8 grade envelope developed from the mineralized drill holes. Where drill hole data were lacking, structural interpretation and geologic continuity were assumed to complete the wireframe model. Figure 17.3 shows a typical cross section used to construct the boundary of the model of the ore zone.
The wireframe models developed for Zone A are approximately 330 meters long overall and average 30 meters wide. The Zone B wireframe model measures approximately 195 meters long and averages 20 meters wide. The Zone A wireframe averages 12.5 meters thick and Zone B averages 8.2 meters thick.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 78

WS
SURFACE OF
UNCONFORMITY
ZONE B
BLOCK MODEL
WSHW
ZONE A
BLOCK MODEL
50 25 0 50 100
METERS

Figure: 17-2

WS – REGIONAL FAULT

WSHW – REGIONAL FAULT IN HANGING WALL

DENISON MINES CORP.

DENISON MINES

PHOENIX DEPOSIT

Northern Saskatchewan, Canada

SURFACE WITH BLOCKMODEL

Source: Denison Mines Corp.

September, 2010

Figure 17.2: Local Geology with Emphasis on Unconformity and Faulting

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 79
17.5	Block Modeling

17.5.1	Preliminary Model Parameters
Three dimensional models for the zones at Phoenix were constructed using Vulcan version 8.0.3 Mine Modeling Software. An orthogonal search ellipsoid having dimensions 40m x 20m x 6m was constructed and oriented to reflect the major, semi-major and minor axis of the mineralized zone; striking 52 degrees azimuth and plunging -2.5 degrees to the northeast. The major axis was oriented parallel to the long axis of the mineralization. The variables grade, density and grade times density (GXD) were interpolated into a universal block model using inverse distance squared. Table 17.4 summarizes the block model parameters.
Table 17.4: Block Model Parameters Phoenix Deposit

	U3O8 < 20%	U3O8 > 20%	Sub Blocks
Block Size
X (m)	15	15	7.5
Y (m)	5	5	2.5
Z (m)	1	1	0.5
Search Ellipsoid
Range Major (m)	40	20	unchanged
Range Semi-Major (m)	20	10	unchanged
Range Minor (m)	6	2	unchanged
Maximum samples per drill hole	2	2	unchanged
Minimum samples	4	4	unchanged
Maximum samples	20	20	unchanged

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 80

FINAL BOUNDARY
MINERALIZED ENVELOPE
0.000
UNCONFORMITY (UC)
ASSAY VALUES
DRILLHOLE
WS

Figure: 17-3

DENISON MINES CORP.

PHOENIX DEPOSIT
Northern Saskatchewan, Canada

TYPICAL CROSS SECTION

Source: Denison Mines Corp.

September, 2010

Figure 17.3: Typical Cross Section used to Construct the Boundary of the Final Model

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 81
17.5.2	Compositing
Grade times density (GXD), density and grade were composited over 1 m run-length intervals to create a composite database for block estimation purposes. Compositing was restricted to the wireframe model to prohibit the inclusion of known waste material outside the zone of interest during block estimation. The resultant database contains 697 composites with GXD’s ranging between 0 and approximately 540.
Figure 17.4: Cumulative Frequency of the Variable GxD for the Phoenix Composite Database
17.5.3	Variography
Denison chose to consult an outside auditor (SRK) to develop Kriging parameters based on the variography of the composite data for input to Vulcan to model the grade of the blocks. SRK investigated the composite data using probability plots for both Zones A and B. A graph of cumulative percent GxD for the Phoenix run-length database shows a bi-modal distribution of grade with the higher and lower populations separated at a threshold value near 20% U3O8 (Figure 17.4). To accommodate these two populations a second search ellipsoid was developed to limit the influence of the higher grade material in an attempt to limit its overwhelming influence (nugget) on the grade and tonnage. Variographic models were not conclusive and SRK determined that the best approach was to estimate the mineral resources with an inverse distance weighting interpolation method. Grades were interpolated with inverse distance weighted to the second power (ID2) method.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 82
17.5.4	Block Model Parameters
The block model (Figure 17.5, Zone A) with dimensions 15m x 5m x 1m blocks and sub-blocks 7.5m x 2.5m x 0.5m was created in which to interpolate the variables necessary for resource estimation and is restricted to the solid wireframe model in order to attain accurate tonnage for estimation of the deposit. During resource calculation, only that part of the block which fell within the wireframe, regardless of the location of the block centroid, was used to calculate the tonnage of the deposit. The block estimation parameters have been adjusted to reflect the bi-modal nature of the grade population by using a restricted search ellipsoid for all values above 20% U3O8 The search parameters for the grade population consisting of values less than 20% U3O8 is 40m x 20m x 6m while the search ellipsoid for the high grade material is 20m x 10m x 2m.
As discussed in the previous section of this report (Section 16) density plays a significant role in fixing the calculated tonnage from unconformity type, uranium deposits. To account for the clay contents of the mineralized rock, several reasonable densities were calculated and interpolated into the block model to test their effect on the tonnage of the wireframe models. The density was calculated using the derived polynomial in Section 13. The calculated variable GxD/D was used to assign the grade to the blocks for estimation of the resource.
17.6	Cutoff Grade Sensitivity
Table 17.5 shows a breakdown of the Phoenix deposit mineral resource at different cut-off grade.

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Technical Report on the Phoenix Deposit (Zones A & B) — NI 43-101	Page 83

ZONE A BLOCKMODEL
15m X 5m X 1m
7.5m X 2.5m X 0.5m
6374300 N
6374200 N
%U3O8
BLOCK : GELT
0.000 0.085
0.085 0.300
0.300 0.500
0.500 1.000
1.000 1.500
1.500 5.000
5.000 99.000
ZONE A
PLAN VIEW
N
S
477100
477200
Figure: 17-5
DENISON MINES CORP.
DENISON MINES
PHOENIX DEPOSIT
Northern Saskatchewan, Canada
BLOCKMODEL
Source: Denison Mines Corp.
September, 2010

Figure 17.5: Final Block model for Zone A

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Table 17.5: Resource by Cutoff Grade and Zone Phoenix Deposit

		Avg.
		Grade %	Volume		LBS U3O8
Zone	Cut-off	U3O8	m^3	Tonnes	(000’s)
A	50.00	61.4	1,913	8,656	11,712
A	40.00	46.1	1,629	5,703	5,793
A	30.00	34.4	2,304	6,844	5,194
A	20.00	24.7	3,156	8,306	4,525
A	10.00	14.7	6,508	15,333	4,968
A	5.00	7.2	5,105	11,138	1,757
A	2.00	3.2	7,869	16,608	1,181
A	1.50	1.7	2,698	5,646	217
A	1.00	1.2	3,755	7,840	212
A	0.90	0.9	965	2,014	42
A	0.80	0.8	861	1,794	33

TOTALS			36,761	89,882	35,638

Average Grade					18.0
Indicated Total LBS					35,638
B	40.00	45.1	51	180	179
B	30.00	35.6	404	1,227	964
B	20.00	23.3	506	1,306	671
B	10.00	13.8	936	2,170	656
B	5.00	6.7	1,171	2,521	370
B	2.00	3.1	5,685	11,990	823
B	1.50	1.8	1,188	2,489	98
B	1.00	1.3	693	1,447	40
B	0.90	0.9	112	235	5
B	0.80	0.9	109	226	4

TOTALS			10,854	23,790	3,810

Average Grade					7.3
Inferred Total LBS					3,810
17.7	Classification
The resource at Phoenix is classified as both Indicated and Inferred. These factors have contributed to the classification:
•	The density of the drilling.

•	The method of collection and subsequent analysis of the density data for this type (Uranium) of mineralized material.

•	The prevalence of this type of deposit in this area of the Athabasca Basin.
•	The deposit is flanked by Key Lake to the South and McArthur River to the north
•	The amount of assay data collected throughout the deposit.
•	Consideration of the number of well informed blocks with respect to number of samples and number of drill holes employed during estimation.

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An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.
Zone A would appear to represent a zone of continuous mineralization. The density of drilling and the abundance of well informed blocks (greater than 98% of blocks in Zone A were estimated) supports Zone A to be classified as indicated. Zone A represents a significant deposit of uranium and the quality and quantity of its contents, as estimated in the report, may be used effectively to determine the significance of its economic viability.
An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.
Zone B would appear to represent a zone of continuous mineralization. However, the density of drilling needs be increased to more accurately assess the economic potential of the zone. To retain objectivity, both zones at the Phoenix Deposit were estimated using the same numeric parameters. Due to the restrictions imposed on the grade estimation of individual blocks, 12% of the blocks in Zone B were not estimated. Though the continuous nature of the mineralization in Zone B is evident, the failure of the estimation process to satisfy the minimum requirements imposed by the estimation parameters creates a “lack of information” (well informed blocks) in the results of the resource calculation and requires Zone B be classified as inferred.
17.8	Mineral Resource Reporting
The uranium resource for the Phoenix Deposit is reported in Tables 17.1 and 17.5. The resource is given, both as total contents and as broken down by grade and mineralized zone.
17.9	Mineral Resource Validation
Volumes for the two solids representing the Zone A and B wireframes were extracted from Vulcan by picking from the screen. The volume of the resource is stated in Table 17.5 and the block model volume was calculated based on a total of 2,067 blocks. Table 17.6 shows how well these compare. For blocks with centroids outside the solid, the block was partially calculated to include that portion inside the solid in the resource calculation.

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Table 17.6: Volume and Tonne Comparison for Phoenix Block model, Wireframe and Resource

	Volume		%		Tonnes		%
	Screen	Blk Model	Different	Avg Den	Screen	Resource	Different
Zone A	51,115	50,503	0	2.138	109,268	107,960	0
Zone B	15,147	13,856	1	1.987	30,090	27,526	1
	66,263	64,359	0	2.062	139,358	135,485	0
Tabulated individual block grades were compared to the original assay table and no significant differences were found. Block grades were visually compared to relevant drill holes to ensure high grade blocks related to high grade intercepts and low grade blocks related to low grade intercepts. No discrepancies were found and the block model is assessed to sufficiently reflect the nature of the grade distribution associated with this deposit based on the available data.

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18	Other Relevant Data and Information
No other significant information concerning the Phoenix Deposit is considered relevant to the report at this time. Future preliminary assessments, pre-feasibility and feasibility studies will address environmental, economic and cultural aspects of potential future development of the deposits.

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19	Interpretation and Conclusions
19.1 Interpretation
Drilling at the Phoenix Deposit has revealed a significant zone of mineralization at the intersection of the unconformable surface and a regional structural fault zone. Zone A is reported here as an indicated mineral resource. Further drilling to fill in some key areas in the vicinity of the most promising mineralized intercepts will help classify some of the resources as measured and will enable a better definition of the volume of the mineralized body.
Both zones together show that a significant mineralized trend (NE-SW) exists and may be extended. Structural complexity at the northernmost extremity of Zone A shows potential for structurally basement-hosted mineralization.
19.2	Conclusions
While there are no specific concerns about the validity of the density equation used to calculate this resource; additional measurements from drill core samples will enhance the quality and precision of the density equation which would raise the level of confidence in the database.
The resource at the Phoenix Deposit indicates a significant discovery of continuous uranium mineralization associated with a known ore-bearing geologic structure in this region. Also, results of additional wide spaced drilling on Zones A and B, (Denison Mines Corp, 2010) show that there is potential to extend the Phoenix Deposit along strike to the southwest and to the northeast.

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20	Recommendations

20.1	Exploration
The Phoenix Deposit shows promise for the discovery of additional, economic, uranium mineralization. Potential exists to expand the dimensions of the high grade zone(s) outward from previous drill holes in Zones A and B. The discovery of additional high grade mineralization would have a material effect on the total estimated uranium content of this deposit.
Therefore it is recommended that the work program on the Phoenix Deposit be:
a)	The development of standard operational procedures for the acquisition and compiling of density data.
b)	Additional core density data be collected to validate the high-grade portion of the equation as well as to increase the confidence in densities of the entire grade range.
c)	Infill drilling along the main trend between and around the high grade intercepts in drill holes WR-273.

d)	Infill and step-out drilling to further expand the resource base and increase resource confidence levels of inferred mineralization in Zone B.

e)	Further drilling at the north end of Zone A, extending to the northeast, with emphasis on delineating basement structure and potential fault hosted mineralization.

f)	Drilling in areas on the Wheeler River property where little or no drilling has occurred but exploration has shown promising geophysical targets (“alteration chimneys”).
20.2	Budget
The Joint Venture has budgeted for 2011 a major CDN$10 million, 70 hole diamond drill program at the Wheeler River project. Denison plans to have three drills turning; one at Zone C, one at Zone D (Denison Mines Corp, 2010.) and one at this deposit; Phoenix Zones A & B (the subject of this report). The average drill hole depth is 450 meters and costs are estimated at $230/meters. It is recommended that 6 holes be drilled in Zone A and 4 holes be drilled in Zone B for a total program of 10 holes. Table 20.1 shows these costs outlined.

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Table 20.1: Recommended 2011 Phoenix Drilling Budget

Zone	# Holes	Avg. Depth	Cost/m	Total CDN$
A	6	450	150	$405,000
B	4	450	150	$270,000
Drilling				$675,000
Personnel Costs				$157,500
Lab/Assay				$2,000
Subtotal				$834,500
Contingency Camp				$179,000

Total				$1,013,500

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21	References
Annesley, I.R., Madore, C., and Portella, P., 2001: Paleoproterozoic structural, metamorphic, and magmatic evolution of the eastern sub-Athabasca basement: Controls on unconformity-type uranium deposits. In Williams, P.J. (ed.), 2001: A Hydrothermal Odyssey Extended Conference Abstracts; Townsville, May 17-19, 2001. James Cook University EGRU Contribution 59: 3-4.
Annesley, I.R., and Madore, C., 2002: Thermotectonics of Archean/Paleoproterozoic basement to the eastern Athabasca unconformity-type uranium deposits. In Uranium Deposits: From Their Genesis To Their Environmental Aspects. Edited by B. Kribek and J. Zeman. Czech Geological Survey, Prague, pp. 33-36.
Annesley, I.R., Madore, C., and Portella, P., 2005: Geology and thermotectonic evolution of the western margin of the Trans-Hudson Orogeny: evidence from the eastern sub-Athabasca basement, Saskatchewan: Canadian Journal Earth Science 42, pp. 573-597.
Bosman, S.A. and Korness, J., 2007, Building Athabasca Stratigraphy; Revising, Redefining, and Repositioning, in Summary of Investigations, 2007, Volume 2, Saskatchewan Geological Survey, Saskatchewan Ministry of Energy and Resources, Miscellaneous Report 2007-4.2, CD-ROM, Paper A-8, 29 p.
Card, C.D., Panã, D., Portella, P., Thomas, D.J., and Annelsey, I.R., 2007, Basement rocks of the Athabasca Basin, Saskatchewan and Alberta;, in Jefferson C.W. and Delaney, G. (eds.), EXTECH IV: Geology and Uranium Exploration Technology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta; Geological Survey of Canada, Bulletin 588, p. 69-87.
Dahlkamp, F.J., and Tan, B., 1977, Geology and mineralogy of the Key Lake U-Ni deposits, northern Saskatchewan, Canada; in Jones, M.J., ed., Geology, Mining, and Extractive Processing of Uranium: Institute of Mining and Metallurgy, London, pp 145-157.
Denison Mines Corp., Press Release, Kerr, W. C., 2010. Denison’s Wheeler River summer drill program completed; confirms continuity of mineralization on Phoenix trend. News Release, Denison Mines Corp.
http://www.denisonmines.com/SiteResources/data/MediaArchive/pdfs/press_releases/2010/aug30-10pr.pdf
Earle, S., and Sopuck, V., 1989, Regional lithogeochemistry of the eastern part of the Athabasca Basin uranium province, in Uranium Resources and Geology of North America, International Atomic Energy Agency-TecDoc-500, p. 263-296.

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Fahrig, W.F., and Jones, D.L., 1969, Paleomagnetic evidence for the extent of Mackenzie igneous events: Canadian Journal of Earth Sciences, v.6, p. 679-688.
Gyorfi, I., 2006, Seismic constraints on the geological evolution of the McArthur River region in view of the tectonics of the western Athabasca Basin northern Saskatchewan, PhD. thesis, Saskatchewan, Canada, University of Saskatchewan, 230 p.
Halaburda, J. and Roy, C., 2006, Millennium Deposit: p52-64, in 2006 CIM Field Conference Uranium: Athabasca Deposits and Analogues. Field Trip 2, prepared by Trevor Perkins, Dan Brisbin, Charles Roy, John Halaburda, and Dave Billard. CIM Geological Society, Saskatoon Section, Saskatchewan, 85 p.
Hanly, A.J., 2001, The Mineralogy, Petrology and Rare Earth Element Geochemistry of the MAW Zone, Athabasca Basin, Canada, Unpublished M.Sc. Thesis, University of Missouri-Rolla, U.S.A., 168 p.
Jefferson, C.W., Thomas, D.J., Gandhi, S.S., Ramaekers, P., Delaney, G., Brisbin, D., Cutts, C., Portella, P., and Olson, R.A., 2007, Unconformity-associated uranium deposits of the Athabasca Basin, Saskatchewan and Alberta;, in Jefferson C.W. and Delaney, G. eds., EXTECH IV: Geology and Uranium Exploration Technology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta; Geological Survey of Canada, Bulletin 588 p. 23-67.
Kerr, W.C., 2010, The Discovery of the Phoenix Deposit: a New High-Grade, Athabasca Basin Unconformity-Type Uranium Deposit, Saskatchewan, Canada, Society of Economic Geologists Special Publication 15, p. 703-728.
LeCheminant, A.N., and Heaman, L.M., 1989, Mackenzie igneous events, Canada: Middle Proterozoic hotspot magnetism associated with ocean opening: Earth and Planetary Science Letters, v. 96, p. 38-48.
McGill, D.G., Marlat, J.L., Matthews, R.G., Sopuck, V.J., Homeniuk, L.A., and Hubregtse, J. J., 1993, The P2 North uranium deposit, Saskatchewan, Canada: Exploration and Mining Geology, v.2, p. 321-331.
Quirt, D.H., 2003: Athabasca unconformity-type uranium deposits: one deposit type with many variations, Uranium Geochemistry 2003, International Conference, Nancy, France, April 13-16, 2003, Proceedings, pp. 309-312.
Rainbird, R.H., Stern, R.A., Rayner, N., and Jefferson, C.W., 2007, Age provenance, and regional correlation of the Athabasca Group, Saskatchewan and Alberta, constrained by igneous and detrital zircon geochronology;, in Jefferson C.W. and Delaney, G. eds., EXTECH IV: Geology and Uranium Exploration Technology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta; Geological Survey of Canada, Bulletin 588, p. 193-209.

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Ramaekers, P., Jefferson, C.W., Yeo, G.M., Collier, B., Long, D.G.F., Drever, G., McHardy, S., Jiricka, D., Cutts, C., Wheatley, K., Canuneanu, O., Bernier, S., Kupsch, B., and Post, R.T., 2007: Revised geological map and stratigraphy of the Athabasca Group, Saskatchewan and Alberta;, in Jefferson C.W. and Delaney, G. eds., EXTECH IV: Geology and Uranium Exploration Technology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta; Geological Survey of Canada, Bulletin 588, P. 155-191.
Saracoglu, N., Wallis, R.H., Brummer, J.J., and Golightly, J.P., 1983, The McClean uranium deposits, northern Saskatchewan—discovery: Canadian Mining and Metallurgical Bulletin, v. 76, No. 852, p. 63-79.
SRC September 22, 2010 SRC Geoanalytical Laboratories Denison Mines Inc.
Sweet, K.O., Petrie, L. 2010 Denison Memo on calibration factors for triple gamma probe.
Telford, W.M., Geldart, L.P., Sherrif, R.E., and Keys, D.A., 1976, Applied Geophysics: Cambridge, Cambridge University Press, 860 p.
Wallis, R.H., Saracoglu, N., Brummer, J.J., and Golightly, J. P., 1984, The geology of the McClean uranium deposits, northern Saskatchewan: Canadian Mining and Metallurgical Bulletin, v. 77, No. 864, p. 69-96.
Wasyliuk, K., 2002, Petrogenesis of the kaolinite-group minerals in the eastern Athabasca basin of northern Saskatchewan: applications to uranium mineralization, Unpublished M. Sc. Thesis, University of Saskatchewan, Saskatoon, Canada, 140 p.
Yeo, G. M., and Delaney, G., 2007, The Wollaston Supergroup, stratigraphy and metallogeny of a paleoproterozoic Wilson cycle in the Trans-Hudson Orogeny, Saskatchewan;, in Jefferson C.W. and Delaney, G. eds., EXTECH IV: Geology and Uranium Exploration Technology of the Proterozoic Athabasca Basin, Saskatchewan and Alberta; Geological Survey of Canada, Bulletin 588, p. 89-117.

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22	Signature Page
This report titled “Technical Report on the Phoenix Deposit (Zones A & B) — Wheeler River Project, Eastern Athabasca Basin, Northern Saskatchewan, Canada”, and dated November 17, 2010, was prepared and signed by the following authors. The format and content of the report conform to Form 43-101F1 of NI 43-101 of the Canadian Securities Administrators.

“Gilles Arseneau”
Dated at Vancouver, British Columbia	Gilles Arseneau, Ph.D., P.Geo
November 17, 2010	SRK Consulting (Canada) Inc.

“Cliff Revering”
Dated at Vancouver, British Columbia	Cliff Revering, P.Eng.
November 17, 2010	SRK Consulting (Canada) Inc.

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23	Certificate of Qualifications
I, Gilles Arseneau of North Vancouver, British Columbia, do hereby certify that as an author of the “TECHNICAL REPORT ON THE PHOENIX DEPOSIT (ZONES A & B) — WHEELER RIVER PROJECT, EASTERN ATHABASCA BASIN, NORTHERN SASKATCHEWAN, CANADA”, dated November 17, 2010, I hereby make the following Statements:
1.	I am the Principal Consultant, Geology with SRK Consulting (Canada) Inc. with a business address at 2200-1066 West Hastings Street, Vancouver, BC. V6B 3X2.

2.	I have a B.Sc. in Geology from the University of New Brunswick, 1979; a M.Sc. in Geology from the University of Western Ontario, 1984 and a Ph.D. in Geology from the Colorado School of Mines, 1995.

3.	I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, License #25474.

4.	I have practiced my profession in mineral exploration continuously since graduation. I have over twenty years of experience in mineral exploration including work on uranium deposits in Nunavut and New Brunswick. I have over ten years experience working with block model resource estimation techniques using Gemcom software. I fulfill the requirements to be a “qualified person” for the purpose of NI 43-101.

5.	I did not visit the property that is the subject of this technical report.

6.	I have reviewed all of the technical data provided by Denison Mines Corp. regarding the mineral resource estimation for the Phoenix Deposit (Zones A & B). I am the co-author of this report and responsible for all sections of this report.

7.	I am independent of the Issuer as described in Section 1.4 of National Instrument 43-101.

8.	I have had no prior involvement with the Property that is the subject of this technical report.

9.	I have read National Instrument 43-101 and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.

10.	As of the date of this Certificate, to the best of my knowledge, information and belief, this Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.
Signed and dated this 17th day of November, 2010
“Original Document, signed and sealed by:
Gilles Arseneau, Ph.D., P. Geo.”
Gilles Arseneau, Ph.D., P.Geo

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I, Cliff Revering, residing at 839 Kenderdine Road, Saskatoon, Saskatchewan, do hereby certify that as an author of the “TECHNICAL REPORT ON THE PHOENIX DEPOSIT (ZONES A & B) — WHEELER RIVER PROJECT, EASTERN ATHABASCA BASIN, NORTHERN SASKATCHEWAN, CANADA”, dated November 17, 2010, I hereby make the following statements;
1.	I am a Senior Consultant with SRK Consulting (Canada) Inc. with a business address at Suite 205, 2100 Airport Drive, Saskatoon, Saskatchewan, Canada.

2.	I am a graduate of the University of Saskatchewan with a B.A.Sc. in Geological Engineering in 1995; I have practised my profession continuously since 1995. I have over 15 years of experience in the mining industry related to exploration, mine production, geological modeling, resource estimation and project evaluation. I fulfill the requirements to be a “qualified person” for the purpose of NI 43-101.

3.	I am a Professional Engineer registered with the Association of Professional Engineers & Geoscientists of Saskatchewan (License: 09764).

4.	I visited the Wheeler River Project site on August 23-25, 2010, and inspected drill core from the Phoenix Deposit, as well as visited the Phoenix Deposit site and witnessed drilling activities of the 2010 summer exploration campaign.

5.	I have reviewed the technical data provided by Denison Mines Corp. regarding the mineral resource estimation for the Phoenix Deposit (Zones A & B). I am the co-author of this report and responsible for all sections of this report.

6.	I am independent of the Issuer as described in Section 1.4 of National Instrument 43-101.

7.	I have had no prior involvement with the Property that is the subject of this technical report.

8.	I have read National Instrument 43-101 and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.

9.	As of the date of this Certificate, to the best of my knowledge, information and belief, this Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.
Signed and dated this 17th day of November 2010
“Original Document, signed and sealed by:
Cliff Revering, P. Eng.”
Cliff Revering, P.Eng.